Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 2, 2022

by and among

CVS PHARMACY, INC.,

NOAH MERGER SUB, INC.

and

SIGNIFY HEALTH, INC.

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 2, 2022, by and among Signify Health, Inc., a Delaware corporation (the “Company”), CVS Pharmacy, Inc., a Rhode Island corporation (“Parent”), and Noah Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has unanimously among the directors voting (i) determined that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (as defined below) (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section 6.02), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement) (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Subsidiary has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the board of directors of Parent has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, shall adopt a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with New Mountain Capital, L.L.C. and certain affiliates thereof (the “Voting Agreement”), pursuant to which, among other things, such Persons have agreed to vote such Persons’ shares of Company Stock in favor of the adoption and approval of this Agreement and the Merger, on the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, OpCo LLC, Aggregator LLC and the TRA Party Representative (as defined in the Tax Receivable Agreement) are entering into an agreement providing for, among other things, the termination of the Tax Receivable Agreement effective upon the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.    Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the Transactions, any bona fide offer or proposal made or renewed by any Third Party or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) that would, if consummated, constitute (i) an acquisition, exclusive license, transfer, issuance or purchase, whether direct or indirect, of (A) assets equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the consolidated revenues or EBITDA of the Company and its Subsidiaries are attributable or (B) securities equal to twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, (ii) any tender offer or exchange offer that would result in such Third Party or group beneficially owning twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, or (iii) any merger, consolidation, statutory share exchange, business combination, sale, liquidation, dissolution, recapitalization, reorganization, joint venture or other similar extraordinary transaction, including any single or multi-step transaction or series of related transactions, involving assets, individually or in the aggregate, which constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or which generate at least twenty percent (20%) or more of the consolidated revenues or EBITDA of the Company and its Subsidiaries or as a result of which the stockholders of the Company or unitholders of OpCo Units immediately prior to such transaction would cease to own more than eighty percent (80%) of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, immediately following such transaction.

“Action” means any threatened or actual action, cause of action, claim, investigation, suit, arbitration, indictment, litigation, proceeding or hearing by or before a Governmental Authority or arbitrator.

“Adverse Recommendation Change” means (a) failing to make, withdrawing, amending, changing, modifying or qualifying or proposing publicly not to make or to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, including failing to include the Company Board Recommendation in the Proxy Statement, (b) the board of directors of the Company failing to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (c) adopting, endorsing, approving, recommending or declaring advisable, or proposing publicly to adopt, endorse, approve, recommend or declare advisable, or submitting to the Company’s stockholders for approval or adoption, any Acquisition Proposal, or (d) the failure by the board of directors of the Company to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that Parent may deliver only one (1) such request with respect to any Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, excluding, in the case of the Company, New Mountain Capital, L.L.C. and its Affiliates and direct or indirect portfolio companies of investment funds advised, sub-advised or managed by New Mountain Capital, L.L.C. or any of its Affiliates. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Practices” means professional medical organizations, professional corporations or associations, service corporations or companies, and professional limited liability companies and other entities and any and all of their Subsidiaries, to which the Company or any Subsidiary of the Company provides comprehensive administrative and business support services under a management services or other similar agreement.

“Affiliated Practice Documents” means any and all: (i) management services, administrative services or business support services agreements between an Affiliated Practice and the Company or a Subsidiary of the Company pursuant to which the Company or a Subsidiary of the Company provides administrative and business support services to the Affiliated Practice; (ii) membership interest transfer restriction agreements, stock or securities transfer restriction agreements, transfer cooperation agreements, or other similar agreements among the Affiliated Practice, the Company or Subsidiary of the Company, and the Persons that hold the equity interests in the Affiliated Practice, and any other agreements such as option agreements between an Affiliated Practice and applicable Persons holding the equity interests in the Affiliated Practice; (iii) any other affiliated or associated agreements between an Affiliated Practice or Persons that hold equity interests in the Affiliated Practice and the Company or a Subsidiary of the Company; (iv) the governing documents for any Affiliated Practice; and (v) any intercompany agreements between or among any Affiliated Practices.

“Aggregator LLC” means Cure Aggregator, LLC, a Delaware limited liability company.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03(d).

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company adopted on February 12, 2021.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on February 12, 2021.

“Anti-Corruption Laws” has the meaning set forth in Section 4.14.

“Appraisal Shares” has the meaning set forth in Section 2.04.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any employment, consulting, severance, change in control, retention, transaction bonus or similar plan, practice, agreement, arrangement or policy, and any plan, practice, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, health and welfare (including medical, dental, vision, prescription or fringe benefits), life, sick leave or disability insurance (including any self-insured arrangements), employee assistance program, relocation, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

“BPCI-A” means the CMS Bundled Payments for Care Improvement – Advanced Initiative.

“BPCI-A Business” means the segment of the Company’s business that participates in and manages the episode of care program under the BPCI-A model including, but not limited to, (i) holding contracts directly with CMS pursuant to which the Company or a Subsidiary of the Company is responsible for developing, implementing and monitoring an episode of care program under the BPCI-A model in partnership with healthcare providers, (ii) entering into back-to-back contracts with providers participating in the BPCI-A model, whereby the Company or a Subsidiary of the Company facilitates coordination among providers and shares financial risk, and (iii) enabling the Company’s and its Subsidiaries’ provider partners to successfully participate in BPCI-A by providing a suite of analytic, technology and post-acute management services.

“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Regulatory Authority any consent, approval, permit or authorization, in each case necessary in order to consummate the transactions contemplated by this Agreement, that would either (A) both (i) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any business or assets of Parent, the Company or any of their respective Affiliates which generated in excess of $125,000,000 of revenue and (ii) result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (B) result in an effect on Parent or Parent’s Affiliates’ existing business that would be commensurate in magnitude to a Material Adverse Effect on the Company’s business (other than a prior notice or prior approval commitment to a Regulatory Authority in connection with a Divestiture Action as set forth in Section 8.01(c)).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the state of New York or the state of Rhode Island are authorized or required by Law to close.

“Cash-Out RSU” means (i) any Company RSU that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the board of directors of the Company) and unsettled as of immediately prior to the Effective Time and (ii) any Company RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any Person who, as of immediately prior to the Effective Time, is a Service Provider.

“Cash-Out Stock Option” means (i) any Company Stock Option that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the board of directors of the Company, but after giving effect to any cash to be received by the Company’s shareholders as a result of the Transactions) and unexercised as of immediately prior to the Effective Time (but not, for the avoidance of doubt, (x) any unvested Company Stock Option that is outstanding immediately prior to the Effective Time that is not an In-the-Money Company Stock Option or (y) any Company Stock Option that forfeited due to failure to satisfy performance-based conditions), and (ii) any Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any Person who, as of immediately prior to the Effective Time, is a Service Provider.

“Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Community Business” means the Company’s business that operates a customized software platform and electronic database that enables the coordination and delivery of social services by curated networks of community based organizations.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Company Award” means a Company Stock Option, Company RSU or Synthetic LLC Unit Award.

“Company Balance Sheet” means the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2021.

“Company Balance Sheet Date” means June 30, 2022.

“Company Benefit Plan” means any Benefit Plan sponsored, maintained, administered or contributed to or entered into by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability (contingent or otherwise) other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding maintained or sponsored by any Governmental Authority.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employees” has the meaning set forth in Section 7.04(a).

“Company ESPP” means the Signify Health, Inc. 2021 Employee Stock Purchase Plan, as from time to time amended and/or restated.

“Company Holding Subsidiary” means the Delaware corporation to be formed as a wholly-owned Subsidiary of the Company prior to Closing.

“Company Information Systems” has the meaning set forth in Section 4.26(a).

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, other than any Intellectual Property related solely to the Discontinued Businesses.

“Company Preferred Stock” has the meaning set forth in Section 4.05(a).

“Company Registered IP” means all of the Registered IP owned or purported to be owned by the Company or any of its Subsidiaries, other than Registered IP related solely to the Discontinued Businesses.

“Company Related Parties” has the meaning set forth in Section 11.04(e).

“Company RSUs” means restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(e).

“Company Stock” means the shares of Class A Common Stock of the Company and Class B Common Stock of the Company.

“Company Stock Option” means each option to purchase shares of Company Stock outstanding under any Company Stock Plan.

“Company Stock Plans” means the Signify Health, Inc. 2021 Long-Term Incentive Plan, the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan, the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan, the New Remedy Corp. Amended and Restated 2012 Equity Incentive Plan and the Company ESPP, in each case, as from time to time amended and restated.

“Company Stockholder Approval” has the meaning set forth in Section 4.02.

“Company Stockholder Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(c).

“Company Termination Fee” means $228,000,000.

“Confidentiality Agreement” means the letter agreement between an Affiliate of Parent and the Company, dated July 6, 2022.

“Continuation Period” has the meaning set forth in Section 7.04(a).

“Contract” means any contract, agreement, note, bond, indenture, lease, license, or other legally binding agreement that is in force and effect as of the date of this Agreement.

“Contracting Party” has the meaning set forth in Section 11.14(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any variants, evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Actions” means any actions taken (or not taken) by the Company or its Subsidiaries (a) in response to COVID-19 to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having dealings with the Company or its Subsidiaries or in response to business disruptions caused by COVID-19 or (b) pursuant to any law, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or an industry group providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines), including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Credit Agreement” means that certain Credit Agreement, dated as of June 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Signify Health, LLC, Cure Intermediate 3, LLC, Barclays Bank PLC, as administrative agent and collateral agent, the guarantors party thereto from time to time and the lenders party thereto from time to time.

“Credit Agreement Termination” has the meaning set forth in Section 6.05.

“Data Privacy/Security Requirements” means (i) all applicable Privacy Laws to which the Company and its Subsidiaries are subject or by which they are otherwise bound, (ii) the internal and external privacy and data security policies of the Company and its Subsidiaries and (iii) all contractual obligations of the Company and its Subsidiaries concerning information security and data privacy (including the Processing of Personal Data).

“De-Identified Data” has the meaning set forth in Section 4.26(h).

“Deferred Payroll Taxes” means (i) any “applicable employment taxes” the payment of which has been deferred pursuant to Section 2302 of the CARES Act and (ii) any payroll Tax liability deferred from a taxable period (or portion thereof) prior to the Closing and payable following the Closing.

“Delaware Law” has the meaning set forth in the Recitals.

“Designated Forums” has the meaning set forth in Section 11.08.

“Discontinued Businesses” means, collectively, the Company’s (a) BPCI-A Business, (b) Episodes of Care Business and (c) Community Business.

“Disposition Event” has the meaning set forth in the OpCo LLC Agreement.

“Divestiture Action” has the meaning set forth in Section 8.01(c).

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforcement Expenses” has the meaning set forth in Section 11.04(d).

“Environmental Laws” means any Laws governing pollution, contamination, or protection of the environment, or otherwise relating to the manufacture, import, use, management, handling, storage, processing, release or disposal of substances or wastes deemed to be dangerous or injurious to the environment and natural resources or, solely as it relates to exposure to Hazardous Substances, human health and safety.

“Environmental Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, spill, pumping, emptying, escaping, dispersing, leaching or migrating of Hazardous Substances into or through the indoor or outdoor environment.

“Episodes of Care Business” means the segment of the Company’s business that develops provider networks to share risk, builds software and delivers services that support the organization and financing of healthcare around a patient’s episode of care for third party payers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Ratio” means a fraction, the numerator of which is the Per Share Consideration and the denominator of which is the volume weighted average trading price (rounded to the nearest $0.01) of one share of Parent Common Stock on the NYSE as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Closing.

“Executive Severance Plan” means the Company’s Executive Severance Plan, effective as of July 27, 2022 and the participation agreements thereunder.

“Fraud” means a Contracting Party’s knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in Article 4 or Article 5. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any toxic, radioactive or otherwise hazardous (or words of similar import) substance, waste or material that is listed, classified or regulated under any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive material, toxic molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

“Healthcare Laws” means all healthcare Laws applicable to the business, products or operations of the Company and its Subsidiaries, including: (a) federal, state, and local fraud and abuse and patient inducement Laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Stark Law (42 U.S.C. § 1395nn), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the Administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and other federal and state Laws regarding financial relationships with referral sources; (b) HIPAA; (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (d) 42 U.S.C. § 290dd-2; (e) any applicable state or federal Laws concerning licensure, permits, or authorization for individuals and entities including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), the splitting of professional fees or the corporate practice of healthcare professions, and collaborative or supervisory agreements required by Law; (f) Medicare Shared Savings Program requirements (42 U.S.C. § 1395jjj); (g) Laws relating to the Medicare Advantage and Part D programs under Parts C and D of Title XVIII of the Social Security Act; (h) state laws relating to assumption of financial risk by Medicare Shared Savings Programs Accountable Care Organizations; and (i) the regulations promulgated pursuant to all of the Laws listed or referenced above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any and all rules, regulations, implementing guidance and interpretive decisions of a Governmental Authority issued from time to time thereunder including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 C.F.R. Part 164, Subpart D).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended from time to time.

“In-the-Money Company Stock Option” means a Company Stock Option that has an Option Exercise Price that is less than the Per Share Consideration.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Information Systems” means all computers and devices, systems, networks, servers, switches, endpoints, software (including APIs), policy as code, platforms, electronics, websites, modules, communication systems, storage, firmware, middleware, routers, hubs, hardware, and other information technology and infrastructure, whether owned, licensed, leased or outsourced (including cloud computing arrangements), and all electronic connections between them.

“Intellectual Property” means (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, re-examinations, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether or not patentable), trade secrets, know how, data and databases, business methods, technical data and customer lists and other proprietary information; (c) all copyrights and copyright registrations, including in computer software, throughout the world, mask works and mask work registrations; (d) all industrial designs and any registrations and applications therefor throughout the world; and (e) all trade names, logos, common law trademarks and service marks, domain names, URLs, social media accounts, and trademark and service mark registrations and applications therefor and the goodwill associated therewith throughout the world.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“Intervening Event” means a change, effect, event, circumstance, occurrence, development or other matter that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole (other than any change, effect, event, circumstance, occurrence, development or other matter primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was not known to the board of directors of the Company or any committee thereof as of the date of this Agreement, nor reasonably foreseeable as of the date of this Agreement, which change, effect, event, circumstance, occurrence, development or other matter becomes known to the board of directors of the Company or any committee thereof prior to the date on which the Company Stockholder Approval is obtained; provided, however, that in no event will (i) any Acquisition Proposal, (ii) any change in the Company Stock price, in and of itself, or (iii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period constitute an Intervening Event (however, the underlying reasons for such changes or events described in clauses (ii) and (iii) may constitute an Intervening Event).

“Key Employee” means a participant in the Executive Severance Plan.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge, after due inquiry, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Law” means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Leased Real Property” has the meaning set forth in Section 4.15(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware or adware and (ii) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any Information System (or portion thereof).

“Match Period” has the meaning set forth in Section 6.03(e)(ii).

“Material Adverse Effect” or “Material Adverse Effect on the Company” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely consummate the Merger and any of the other Transactions or to comply with its obligations under this Agreement; provided, however, that, for purposes of the forgoing clause (i), none of the following shall constitute (either alone or in combination) or shall be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect (subject to the limitations set forth below): (a) the execution and delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions or the announcement of any of the foregoing, the identity of Parent and its Affiliates or the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by this Agreement, including, in each case, their impact on relationships with or the volume of business with customers (including Governmental Authority customers), suppliers, vendors or employees or others having relationships with the Company or its Subsidiaries, (b) any communications by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (c) changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (d) changes in the equity, credit, debt, financial, currency or capital markets or changes in inflation, interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in anti-dumping actions, international tariffs, trade policies or any “trade war” or similar actions, (f) changes in (i) Law, (ii) regulations or generally applicable industry standards affecting the Company or any of its Subsidiaries or any of its customers, suppliers or vendors, (iii) GAAP or (iv) the authoritative interpretation, application or enforcement of any of the foregoing, (g) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest (whether or not violent), weather conditions, power outages, internet service disruptions or electrical black-outs, wild fires or other natural or man-made disaster or other force majeure events affecting the Company or any of its Subsidiaries, (h) changes in the general business or economic conditions in any industry or any market in which the Company or any of its Subsidiaries operate, (i) any military conflict, military outbreak, war (whether or not declared), act of foreign or domestic terrorism, rebellion or insurrection, act of espionage or cyber-espionage, act of cyber-terrorism, internet- or cyber-attack or escalation of any of the foregoing or any hostilities, including, in each case, any such action carried out in whole or in part through use of the internet or impacting computers, systems, networks or electronic data, (j) epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines of any Governmental Authority or the World Health Organization), or any escalation or worsening of any of the foregoing, (k) any action taken or omitted to be taken, at the request or with the express written consent of Parent or in compliance with this Agreement, (l) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (m) the Discontinued Businesses or the Company’s decision to discontinue the Discontinued Businesses, including (i) any impairment or reduction in value of any asset to the extent used in the Discontinued Businesses, (ii) the outcome of the CMS’s response to the Company’s objection to the most recent BPCI-A reconciliation, (iii) any adjustments or costs related to any reconciliation by CMS, including any reversal of revenue or cash payments owed to CMS as a result thereof, and any costs incurred in connection with the termination of any Contracts in connection therewith or related to the Discontinued Businesses, (iv) any failure by the Company to achieve the projected or forecasted cost savings related to or as a result of the discontinuation of the Discontinued

Businesses, (v) any facility closure costs related to or as a result of the discontinuation of the Discontinued Businesses and (vi) all other costs resulting from the discontinuation of the Discontinued Businesses, (n) any change in the price or trading volume of shares of Class A Common Stock or any other publicly traded securities of the Company (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (o) any reduction in the credit rating of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (p) any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon the Company or any of its Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust Law applicable to the consummation of the Transactions or obtaining from a Governmental Authority any consent, approval, permit or authorization, in each case in accordance with and to the extent contemplated by this Agreement or (q) any litigation brought by current or former stockholders of the Company (on their own behalf or on behalf of the Company), whether under Delaware Law or any other Law, or other litigation, in the case of each of the foregoing in this clause (q) to the extent in respect of this Agreement or the Transactions; provided that notwithstanding the foregoing, in the cases of clauses (c), (d), (e), (f), (g), (h), (i) and (j), to the extent such changes or conditions have had a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to other Persons engaged in the same industry, but only such incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).

“Material Contract” has the meaning set forth in Section 4.22(b).

“Material Real Property Lease” has the meaning set forth in Section 4.15(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a)(i).

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Non-Recourse Party” has the meaning set forth in Section 11.14(a).

“NYSE” means the New York Stock Exchange and any successor stock exchange.

“OIG” has the meaning set forth in Section 4.12(b)(iv).

“OpCo LLC” means Cure TopCo, LLC, a Delaware limited liability company.

“OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo LLC, dated as of February 12, 2021.

“OpCo Member” means each Member (as that term is defined the OpCo LLC Agreement).

“OpCo Units” means LLC Units (as that term is defined in the OpCo LLC Agreement) of OpCo LLC.

“Option Exercise Price” means the exercise price per share of Class A Common Stock underlying a Company Stock Option.

“Orders” means any judgment, order, award or decree of a Governmental Authority or arbitrator and any agreement resolving a pending or actual Action.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Parent Common Stock” has the meaning set forth in Section 2.05(b).

“Parent Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Subsidiary of the Merger or any of the other Transactions on a timely basis or the compliance by Parent or Merger Subsidiary of its obligations under this Agreement in any material respect; provided, however, that the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by this Agreement shall not be taken into account in determining whether or not there has been a Parent Material Adverse Effect.

“Parent Plans” has the meaning set forth in Section 7.04(d).

“Parent Related Parties” has the meaning set forth in Section 11.04(e).

“Parent Releasers” has the meaning set forth in Section 11.14(b).

“Parent Termination Fee” has the meaning set forth in Section 11.04(c).

“Patent Rights” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, renewal, reexamination, and reissue patent applications and any patents issuing therefrom), utility models, design patents and other governmental grants for the protection of inventions or industrial designs.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Payment Fund” has the meaning set forth in Section 2.03(b).

“Per Share Consideration” has the meaning set forth in Section 2.02(a)(i).

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not delinquent or that are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP, (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations not imposed as a result of defaults thereunder, (d) zoning, building and other similar codes and regulations which are not violated by the current use or occupancy of the affected property, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (f) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case (i) not violated by the use or structure of such leased property or any property in which the leased property is located and (ii) which do not, individually or in the aggregate, materially impair the continued use or operation or the value of the affected property, (g) non-exclusive licenses granted under Intellectual Property in the ordinary course of business, consistent with past practice, (h) Liens (other than Liens securing indebtedness for borrowed money that will be released in full upon the Closing), defects or irregularities in title, and other similar matters that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, (i) any purchase money security interests, equipment leases or similar financing arrangements and (j) Liens that would not otherwise be material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means any data or information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify a natural person, and any other data or information that constitutes “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information,” or “protected health information” or which is included under another similarly-defined term under any applicable Privacy Laws.

“Pre-Closing Contribution” means the transactions set forth in Section 1.01(b) of the Company Disclosure Letter.

“Privacy Laws” means all Laws that are related to privacy, security, data protection or Processing of Personal Data including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security Number protection Laws, data security Laws, and Laws concerning email, text, mobile, or instant message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Robocall Abuse Criminal Enforcement and Deterrence Act, HIPAA, the European Union General Data Protection Regulation, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and all other similar international, federal, state, provincial, and local Laws.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, analysis, consultation, de-identification, re-identification, acquisition, collection, recording, organization, compilation, structuring, storage, retention, adaptation or alteration, retrieval, consultation, use, sale, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proprietary Software” means software owned, or purported to be owned, by the Company and its Subsidiaries.

“Proxy Statement” has the meaning set forth in Section 4.09(a).

“RADV” has the meaning set forth in Section 4.12(b)(ii).

“Redemption” has the meaning set forth in the OpCo LLC Agreement.

“Registered IP” means all Patent Rights, registered trademarks, registered copyrights, and applications for any of the foregoing.

“Regulatory Authority” has the meaning set forth in Section 8.01(c).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Restraints” has the meaning set forth in Section 9.01(b).

“Rollover RSU” means any Company RSU, other than a Cash-Out RSU, that is outstanding immediately prior to the Effective Time.

“Rollover Stock Option” means any Company Stock Option, other than a Cash-Out Stock Option, that is outstanding immediately prior to the Effective Time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and the related rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any “Security Incident” as defined under HIPAA, “Breach” of “Unsecured Protected Health Information” as defined under HIPAA, unauthorized “Use” or “Disclosure” of “Protected Health Information” as defined under HIPAA, or any other (i) Processing of Personal Data not permitted under applicable Privacy Laws, or (ii) occurrence that jeopardizes the confidentiality, security, integrity, or availability of the Information Systems.

“Security Plan” has the meaning set forth in Section 4.26(d).

“Service Provider” means any individual non-employee director, consultant or independent contractor engaged by the Company or any of its Subsidiaries.

“Share Settlement” has the meaning set forth in the OpCo LLC Agreement.

“Solvent” has the meaning set forth in Section 5.07.

“Specified Executives” means the employees of the Company set forth on Section 1.01(c) of the Company Disclosure Letter.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 12, 2021, by and between the Company and New Mountain Partners V (AIV-C), L.P.

“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) any entity of which more than fifty percent (50%) of the securities or other ownership interests are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” and “eighty percent (80%)” will be replaced by “fifty percent (50%)”) that did not result from or involve a breach of Section 6.03 and which the board of directors of the Company has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors and taking into account all relevant terms and conditions of such Acquisition Proposal and all legal, regulatory and financing aspects (including certainty of closing) of such Acquisition Proposal and the Person making the Acquisition Proposal (including any termination or break-up fees and conditions to consummation) that the board of directors of the Company deems relevant, and which, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Synthetic LLC Unit Award” means an award of notional incentive units granted under the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan.

“Takeover Notice Period” has the meaning set forth in Section 6.03(e)(i).

“Takeover Statute” has the meaning set forth in Section 4.25.

“Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, in each case, in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, windfall profit or other tax, together with any interest, penalties, fines or additions to tax in respect of the foregoing imposed by any Taxing Authority, whether disputed or not.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 12, 2021, by and among the Company, OpCo LLC and the TRA Parties (as defined therein), as amended (including, for the avoidance of doubt, by the TRA/LLCA Amendment).

“Tax Return” means any report, form, return, document, declaration or other information or filing (including any attachments thereto) supplied to or required to be supplied to any Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimates Taxes.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including any “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement (and all Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, the Voting Agreement, the Confidentiality Agreement and any other documents or agreements executed and delivered in connection with this Agreement.

“Transaction Litigation” means any claim, demand or Action (including any class action or derivative litigation) asserted, commenced or threatened in writing by, on behalf of or in the name of, against or otherwise involving the Company, the Company’s board of directors or any committee thereof and/or any of the Company’s directors or officers, in each case to the extent relating to this Agreement, the Merger or the other Transactions (including any such claim, demand or Action based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company’s board of directors, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“TRA/LLCA Amendment” means that Tax Receivable Agreement and LLC Agreement Amendment, dated as of September 2, 2022, by and among the Company, OpCo LLC, Aggregator LLC and the TRA Party Representative (as defined in the Tax Receivable Agreement).

“Transactions” has the meaning set forth in the Preamble.

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WCAG” has the meaning set forth in Section 4.16(i).

“Willful Breach” means an intentional and material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a material breach of this Agreement.

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, as well as reasonable actions or omissions taken or to be taken by the Company or any of its Subsidiaries in good faith from time to time in response to COVID-19 or COVID-19 Actions and the results thereof. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. As used herein, references to information or documents being “made available by the Company” means that the information or documents referred to have been posted in the “virtual data room” established by the Company or its Representatives prior to 12:00 p.m., Eastern Time, on the date hereof.

ARTICLE 2

The Merger

Section 2.01.    The Merger.

(a)    On the terms and subject to the satisfaction or, to the extent permissible under applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent.

(b)    The closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, as soon as possible, but in any event no later than three (3) Business Days after the date all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law, waiver by the appropriate party of those conditions at the Closing) have been satisfied or, to the extent permissible under applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the date on which the Closing occurs, the “Closing Date”).

(c)    On the Closing Date, Parent, the Company and Merger Subsidiary shall cause a certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time and date (the “Effective Time”) on which the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time and date as may be agreed by the parties and specified in the certificate of merger).

(d)    From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of Delaware Law.

Section 2.02.    Conversion of Shares; Redemption of OpCo Units.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(i)    except for Appraisal Shares and shares of Company Stock cancelled or converted pursuant to Section 2.02(a)(ii) or Section 2.02(a)(iii), each share of Class A Common Stock (including, for the avoidance of doubt, each share of Class A Common Stock resulting from the exchange of OpCo Units for Class A Common Stock in accordance with the OpCo LLC Agreement and pursuant to Section 2.02(b) below) issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive $30.50 in cash, without interest (the per-share consideration, the “Per Share Consideration” and the aggregate consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Per Share Consideration to be paid in accordance with Section 2.03, without interest;

(ii)    each share of Company Stock issued and held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no payment shall be made with respect thereto;

(iii)    each share of Company Stock issued and outstanding and held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be automatically converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(iv)    each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(a)(iii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Within five (5) Business Days following the execution and delivery of this Agreement, the Company shall provide written notice of this Agreement and the Transactions to each OpCo Member. Such notice shall include such information as may reasonably be required to describe the Merger and the other Transactions (including this Section 2.02(b)) in accordance with the OpCo LLC Agreement. Immediately prior to the Effective Time, in accordance with the OpCo LLC Agreement and the Amended and Restated Certificate of Incorporation of the Company:

(i)    the Company shall require each OpCo Member (excluding the Company and the Company Holding Subsidiary but including, for the avoidance of doubt, Aggregator LLC) to effect a Redemption of all of such OpCo Member’s OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock, one-for-one and mutatis mutandis, in accordance with the provisions of Article 10 of the OpCo LLC Agreement (applied for this purpose as if the Company had required the OpCo Members to exchange such OpCo Member’s OpCo Units in connection with a

Disposition Event), with such Redemption payments made by means of a Share Settlement, which Redemption will be consummated by way of (A) first, an automatic surrender of such OpCo Units not held by the Company or the Company Holding Subsidiary to OpCo LLC; (B) second, a contribution by the Company to OpCo LLC of a number of Shares of Class A Common Stock equal to the number of OpCo Units surrendered to OpCo LLC as described in clause (A) above in exchange for the issuance by OpCo LLC to the Company of an equal number of OpCo Units; and (C) third, a distribution to each member of OpCo LLC that surrendered any number of OpCo Units to OpCo LLC pursuant to Section 10.04(b) of the OpCo LLC Agreement and the Transactions of a number of shares of Class A Common Stock equal to the number of OpCo Units so surrendered, in a transaction treated as a “disguised sale” of partnership interests for U.S. federal income Tax purposes between such OpCo Member and the Company;

(ii)    the Company shall take such other actions as are reasonably necessary or desirable to effect the Redemption described in Section 2.02(b)(i) in accordance with the OpCo LLC Agreement; and

(iii)    each share of Class B Common Stock shall automatically be canceled and retired and shall cease to exist immediately upon the consummation of the Redemption, such that no shares of Class B Common Stock remain outstanding immediately prior to the Effective Time.

Section 2.03.    Transfer and Payment.

(a)    Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent reasonably acceptable to the Company for the purpose of exchanging for the applicable portion of the Merger Consideration uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), the Company shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Stock (other than shares of Company Stock cancelled or converted pursuant to Section 2.02(a)(ii) or Section 2.02(a)(iii)) as of immediately following the Redemption and immediately prior to the Effective Time a letter of transmittal (in a form that was reasonably acceptable to Parent prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon receipt of an “agent’s message” from the Paying Agent regarding the book-entry transfer of Uncertificated Shares) for use in the exchange of such shares of Company Stock for such holder’s applicable portion of the Merger Consideration; provided, that if any holder of record of shares of Company Stock or OpCo Units requests in writing to the Company (at least five (5) Business Days prior to the Closing) to receive such letter of transmittal and instructions in advance of the Effective Time, the Company shall send, or shall cause the Paying Agent to send, to each such requesting holder such letter of transmittal and instructions in advance of the Effective Time.

(b)    Each holder of shares of Company Stock that have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Consideration in respect of each share of Company Stock represented by such holder’s Uncertificated Shares. Notwithstanding anything to the contrary herein, to the extent any properly completed and duly executed letter of transmittal completed by a holder of Company Stock as of immediately following the Redemption and immediately prior to the Effective Time is sent to the Company or the Paying Agent at least one (1) Business Day prior to the Effective Time, subject to Section 2.03(c), Parent shall cause to be paid out of the Payment Fund (as defined below) the applicable portion of the Merger Consideration to which such holder of Company Stock is entitled as promptly as practicable following the occurrence of the Effective Time. Until so transferred, each such Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such applicable portion of the Merger Consideration. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock entitled thereto, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Stock entitled thereto, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided, that no such investment or losses shall affect the amounts payable to such holders of Company Stock entitled thereto and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate unpaid Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation, and no interest will be paid or accrued for the benefit of any holders of Company Stock entitled to a portion of the Merger Consideration. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes or fees required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Payment Fund that remains undistributed to the former holders of shares of Company Stock entitled thereto one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration to which they are entitled in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration, in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any amount made available to the Paying Agent pursuant to Section 2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand.

Section 2.04.    Appraisal Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(a)(ii) or Section 2.02(a)(iii)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with Delaware Law (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the applicable portion of the Merger Consideration but instead shall be cancelled and the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with Delaware Law; provided, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Delaware Law, such shares of Company Stock shall be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.02(a)(i), without interest thereon, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the Company or the Paying Agent and transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under Delaware Law consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands prior to the Effective Time.

Section 2.05.    Company Equity Awards.

(a)    Cash-Out Stock Options. At the Effective Time, each Cash-Out Stock Option shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of the Per Share Consideration over the Option Exercise Price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Cash-Out Stock Option reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time). Each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions shall be canceled for no consideration.

(b)    Rollover Stock Options. At the Effective Time, each Rollover Stock Option shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of common stock, par value $0.01 per share, of the ultimate parent company of Parent (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the Option Exercise Price of such Rollover Stock Option divided by the Exchange Ratio.

(c)    Cash-Out RSUs. At the Effective Time, each Cash-Out RSU that is then outstanding shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the Per Share Consideration by (ii) the number of shares of Class A Common Stock subject to the Cash-Out RSUs as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through, if applicable, its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Cash-Out RSU at or reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time).

(d)    Rollover RSUs. At the Effective Time, each Rollover RSU shall be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole share).

(e)    Synthetic LLC Unit Awards. Immediately prior to the Effective Time, each Synthetic LLC Unit Award that is then outstanding shall become fully vested (to the extent unvested) and shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) the Per Share Consideration. Parent shall cause the Surviving Corporation to pay such amount, through its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Synthetic LLC Unit Award at or reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time).

(f)    Corporate Actions. Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof administering the applicable Company Stock Plan) shall adopt such resolutions or take actions as are reasonably necessary to effectuate the actions contemplated by this Section 2.05.

(g)    Company ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) provide that (A) the commencement of any future offering period will be suspended following the date of this Agreement under the Company ESPP unless and until this Agreement is terminated, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the date of this Agreement, (C) except to the extent required by applicable Law, no individual participating in the Company ESPP shall be permitted to make separate non-payroll contributions to the Company ESPP, (D) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, and (E) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) Business Days on which the New York Stock Exchange is open for trading prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company Stock returned to the participant), and (ii) terminate the Company ESPP effective immediately prior to the Effective Time.

(h)    Form S-8. Parent will use reasonable best efforts to cause Parent Common Stock issuable upon the settlement of Rollover RSUs and the exercise of Rollover Stock Options to be registered with the SEC on Form S-8 as promptly as practicable following the Effective Time but in any event within ten (10) Business Days following the Effective Time (assuming Form S-8 is available for such registration and timely receipt by Parent of any information or data requested from the Company and all documentation relating to the Rollover RSUs and Rollover Stock Options outstanding immediately prior to the Effective Time, which registration shall also cover reoffers and resales of Parent Common Stock received upon such settlement or exercise, as applicable (excluding any individuals subject to Rule 144)), will exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Rollover RSUs and Rollover Stock Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon settlement or exercise, as applicable, thereof.

Section 2.06.    Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. The Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall consider in good faith any forms or documentation timely provided by any such Person to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE 3

The Surviving Corporation

Section 3.01.    Certificate of Incorporation. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the certificate of incorporation of the Company shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Subsidiary (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company and except with respect to provisions naming the initial board of directors or the incorporator, which shall be omitted), and, as amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law.

Section 3.02.    Bylaws. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by Law.

Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as (a) disclosed in the Company SEC Documents filed or furnished before the date of this Agreement (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or made available to Parent by 5:00 p.m., Eastern Time, on the date prior to the date of this Agreement), but excluding any “risk factors” or “forward-looking statements” or any other disclosure therein that is cautionary, forward-looking or predictive in nature, it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.05, Section 4.23 and Section 4.24, or (b) set forth in the Company Disclosure Letter (which disclosures shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter to the extent the applicability thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)    The Company has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)    Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC. Each of the foregoing documents is in full force and effect, and the Company is not in violation of any of the foregoing documents in any material respect.

Section 4.02.    Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions are within the Company’s corporate powers and authority and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the approval and adoption of this Agreement and the consummation of the Merger and the other Transactions (the “Company Stockholder Approval”) and (other than the filing of the certificate of merger with respect to the Merger) no other corporate action is necessary to approve or adopt this Agreement or any other Transaction Document or consummate the Merger or the other Transactions contemplated hereby or thereby. This Agreement and each other Transaction Document has been duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement and each such other Transaction Document constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to such enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the board of directors of the Company has unanimously among the directors voting (i) determined that the Merger and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section  6.02), resolved to make the Company Board Recommendation.

Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the

Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including, without limitation, the filing with the SEC of the Proxy Statement), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Amended and RestatedCertificate of Incorporation or the Amended and Restated Bylaws or similar organizational documents of any of the Company’s Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03 and assuming the representations and warranties in Section 5.07 are true and correct, contravene, conflict with or result in a violation or breach of any provision of any Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of or under any Material Contract or Material Real Property Lease or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). As of 5:00 p.m., Eastern Time, on August 31, 2022 (the “Reference Time”), there were (i) 177,756,230 shares of Class A Common Stock outstanding, (ii) 62,885,074 total shares of Class B Common Stock outstanding, (iii) an aggregate of 8,410,793 shares of Class A Common Stock subject to outstanding Company Stock Options, (iv) an aggregate of 3,508,289 shares of Class A Common Stock subject to outstanding Company RSUs and (v) no shares of Company Preferred Stock outstanding. From the Reference Time to the date of this Agreement, neither the Company nor OpCo LLC has issued any securities (including derivative or convertible securities) except for (A) shares of Class A Common Stock issued in exchange for OpCo Units pursuant to the OpCo LLC Agreement, and (B) shares of Class A Common Stock issued upon exercise of Company Stock Options or settlement of Company RSUs in accordance with the terms thereof and the Company Stock Plans.

(b)    All outstanding shares of capital stock of the Company and all OpCo Units have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of Law or Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.

(c)    None of the outstanding shares of Company Stock and OpCo Units have been issued in violation of any foreign, federal or state securities laws.

(d)    Section 4.05(d) of the Company Disclosure Letter sets forth a complete and correct list of the outstanding Company Awards as of the Reference Time, including (i) the name of the holder of each such Company Award, (ii) the number of shares of Company Stock, subject to the Redemption, issuable in respect of each grant of a Company Award, (iii) the date on which such Company Awards were granted, and (iv) the extent to which such Company Awards are vested and the times and extent to which such Company Awards (assuming target level performance to the extent applicable for Company Awards subject to performance-vesting conditions) are scheduled to become vested thereafter.

(e)    Except as set forth in this Section 4.05 and for changes since the Reference Time resulting solely from (i) the exercise of Company Stock Options or settlement of Company RSUs outstanding at the Reference Time or (ii) the issuance of shares of Class A Common Stock in exchange for OpCo Units pursuant to the OpCo LLC Agreement, as of the date of this Agreement there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other securities of or ownership interests in the Company or OpCo LLC, (B) securities of the Company, any Subsidiary of the Company or OpCo LLC convertible into or exchangeable for shares of capital stock or other securities of or ownership interests in the Company or OpCo LLC, (C) warrants, calls, commitments, options or other rights to acquire from the Company, any Subsidiary of the Company or OpCo LLC, or other obligation of the Company, any Subsidiary of the Company or OpCo LLC to issue or sell, any capital stock, securities or securities convertible into or exchangeable for capital stock or securities of the Company or OpCo LLC, or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or securities of the Company or OpCo LLC (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). Other than the Stockholders Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement, voting trust, proxy or other Contract with respect to any Company Securities. As of the date of this Agreement, there are no accrued but unpaid dividends or any other distributions with respect to any Company Securities.

(f)    Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company, or (ii) Company Securities, are owned by any Subsidiary of the Company.

Section 4.06.    Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary of the Company is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    All of the outstanding capital stock of or other securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or ownership interests. Except as set forth on Section 4.06 of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of the Company’s Subsidiaries convertible into, or exchangeable for, shares of capital stock or other securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of the Company’s Subsidiaries, or other obligations of the Company or any of the Company’s Subsidiaries to issue, any capital stock or other securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).

(d)    There is no Contract that grants any Person any option to purchase, subscribe for or otherwise acquire any material portion of the capital stock of any Affiliated Practice (other than as set forth in the applicable Affiliated Practice Documents). Each Person who currently holds equity interests in an Affiliated Practice satisfies in all material respects any applicable licensure qualifications for ownership of a professional corporation, professional association or professional limited liability company in the state of incorporation or organization of the Affiliated Practice. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Affiliated Practices are in compliance with their obligations under their respective management services agreements. To the knowledge of the Company, each Affiliated Practice Document is in full force and effect and complies in all material respects with all applicable Laws.

Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since February 11, 2021 (collectively, together with any annexes, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”), each of which complied as to form and substance in all material respects with the published rules and regulations of the SEC with respect thereto, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(b)    No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing or, as of the date each such filing became effective), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since February 11, 2021, there has been no material correspondence between the SEC and the Company that is not reflected in the Company SEC Documents. As of the date hereof, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review.

(d)    Since February 11, 2021, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance in all material respects with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure reliability of the Company’s financial reporting, including that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed to the Company’s auditors and the audit committee of the board of directors of the Company. The Company, based on its most recent evaluations of internal controls prior to the date of this Agreement, (i) has not identified any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) has identified for the Company’s auditors any material weaknesses in Internal Controls and (iii) has not identified any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(e)    Since February 11, 2021, the Company and its Subsidiaries have established and maintained a system of disclosure controls and procedures sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(f)    Since February 11, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.08.    Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (a) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended

(except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments, none of which would be material individually or in aggregate).

Section 4.09.    Disclosure Documents.

(a)    The information supplied by the Company for inclusion in the preliminary proxy statement, or any amendment thereof or supplement thereto, in connection with the Merger and the other Transactions (together with any amendments thereof or supplements thereto, the “Proxy Statement”), at the time of any distribution or dissemination thereof and at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

(b)    The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

Section 4.10.    Absence of Certain Changes.

(a)    From the Company Balance Sheet Date until the date of this Agreement, (i) except for events giving rise to and the discussion and negotiation of this Agreement, for COVID-19 Actions taken reasonably and in good faith and for actions taken in connection with the discontinuation of the Discontinued Businesses, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    From the Company Balance Sheet Date until the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement or for COVID-19 Actions taken reasonably and in good faith, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.01(h), Section 6.01(i), Section 6.01(l), Section 6.01(m) or Section 6.01(n).

Section 4.11.    No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations specifically disclosed, reflected or reserved against in the

Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, other than as incurred in connection with the discontinuation of the Discontinued Businesses; (iii) liabilities or obligations incurred in connection with the Transactions; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP; and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.    Compliance with Laws and Court Orders; Permits.

(a)    Except as set forth on Section 4.12 of the Company Disclosure Letter, the Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, is, and since January 1, 2020 have been, in compliance with Law, except for failures to comply that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, to the knowledge of the Company, none of the Company or any its Subsidiaries or Affiliated Practices have been under investigation by any Governmental Authority with respect to violation of Law, except for any investigation that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, has in effect all Permits which are material to such Person taken as a whole, and necessary for such Person to conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not an “investment company” under the Investment Company Act of 1940.

(b)    Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, have complied in all material respects with all applicable Healthcare Laws. Without limitation of the foregoing:

(i)    None of the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Affiliated Practices, is or has been since January 1, 2020, with respect to any Governmental Authority, a party to any corporate integrity agreement, judgment, order, deferred prosecution agreement, monitoring agreement, consent decree or settlement agreement that (i) requires the payment of money by the Company or any Subsidiary of the Company or any Affiliated Practice to any Governmental Authority (other than as relates to a Discontinued Business), (ii) requires any recoupment of money from the Company or any Subsidiary of the Company or, to the knowledge of the Company, any Affiliated Practice, by any Governmental Authority (other than as relates to a Discontinued Business) or (iii) prohibits or materially limits any activity currently conducted by such Person under any Healthcare Law. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any Affiliated Practice is a defendant or named party in any current or pending qui tam or False Claims Act litigation.

(ii)    Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, have complied in all material respects with all applicable requirements under the Medicare Advantage and Part D risk adjustment programs. Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, any Affiliated Practices, have not been the subject of any Actions by CMS or any other Governmental Authority under the Medicare Risk Adjustment Data Validation (“RADV”) Program or any other audit or review by a Governmental Authority of risk adjustment coding, nor does the Company or any of its Subsidiaries nor, to the knowledge of the Company, any Affiliated Practices, have any material liabilities in connection with (i) any risk adjustment audit or review by a customer of the Company, except where such audits or reviews would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) any RADV audits or any other audit or review by a Governmental Authority of risk adjustment coding.

(iii)    Except as would not reasonably be expected to have a Material Adverse Effect, each physician, nurse practitioner, physician’s assistant, or other allied health professional currently employed or engaged by or on behalf of the Company or any Subsidiary of the Company or, to the knowledge of the Company, any Affiliated Practice, to provide healthcare services who requires a Permit to provide any such services is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws.

(iv)    The Company and its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, as applicable, have and maintain procedures to screen all directors, officers, employees, independent contractors and agents against the U.S. Department of Health & Human Services Office of Inspector General’s (“OIG”) List of Excluded Individuals/Entities database, applicable state exclusion and debarment lists, and the General Services Administration’s System for Award Management database no less frequently than once per month. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any Affiliated Practices or any employees, independent contractors or agents of the Company or any Subsidiary of the Company or any Affiliated Practice: (i) is currently debarred, excluded, or suspended from contracting with the federal or state government or from participating in any federal payment program, (ii) is currently subject to or, to the Company’s knowledge, has been threatened in writing with, an investigation or proceeding that could reasonably be expected to result in such debarment, exclusion or suspension, or (iii) has been assessed or, to the knowledge of the Company, threatened in writing with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003.

(v)    Since January 1, 2020, neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers or, to the knowledge of the Company, any Affiliated Practices, or any employees, independent contractors or agents of the Company, any Subsidiary or, to the knowledge of the Company, Affiliated Practice has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(c)    The Company and its Subsidiaries, and their directors, officers and employees, and to the knowledge of the Company, any agents acting on their behalf, are and have been in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations.

Section 4.13.    Litigation. Except as set forth on Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, there is no, and since January 1, 2020 there has been no, Action pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacity as such by or before any Governmental Authority or arbitrator, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, there are no, and from January 1, 2020 to the date of this Agreement there have been no, Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Affiliates that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by the Company. As of the date of this Agreement, none of the Company or any of its Subsidiaries or Affiliates is a party to or subject to any Order which would reasonably be expected to prevent or materially delay the consummation of the Merger by the Company.

Section 4.14.    Certain Business Practices. Since January 1, 2020, none of the Company nor any of its Subsidiaries, and to the knowledge of the Company, none of their directors, officers, employees or agents (in their capacity as such) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act or any other Law prohibiting corruption or bribery applicable to the jurisdictions in which the Company and its Subsidiaries operate (collectively, “Anti-Corruption Laws”). The Company has implemented and enforced written policies and procedures that are reasonably designed to ensure compliance with all applicable Anti-Corruption Laws. To the knowledge of the Company, since January 1, 2020, none of the Company or any of its Subsidiaries have been the subject of any Action relating to compliance with Anti-Corruption Laws.

Section 4.15.    Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)    The Company does not, nor do any of its Subsidiaries, own any real property.

(c)    The Company has disclosed in the Company SEC Documents a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which the Company or a Subsidiary of the Company is a tenant or subtenant, licensee or occupant as required to be disclosed therein (such real property, the “Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases or subleases any such Leased Real Property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Material Real Property Lease where such breach, violation or default remains uncured. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. There is no condemnation proceeding pending or, to the knowledge of the Company, threatened as to any Material Real Property Lease nor any material casualty which has not been fully restored.

Section 4.16.    Intellectual Property.

(a)    To the knowledge of the Company, the Company and its Subsidiaries own, have a valid license or sublicense to, or otherwise possess the valid and enforceable right to use all Intellectual Property (other than Intellectual Property used solely in connection with the Discontinued Businesses) necessary to conduct the business of the Company and its Subsidiaries as currently conducted and material to the business of the Company and its Subsidiaries. The Company and its Subsidiaries will continue to own, license or have the right to use such Intellectual Property immediately following the Closing to the same extent as prior to the Closing. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns, free and clear of all Liens, all material Company Intellectual Property.

(b)    As of the date of this Agreement, there is no Action pending alleging infringement, misappropriation or violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries that, if adjudicated against the Company or any of its Subsidiaries, would reasonably be expected to be material to its or their business, individually or in the aggregate.

(c)    The business of the Company and its Subsidiaries as currently conducted does not infringe, violate, or misappropriate any Intellectual Property of any Third Party, and has not done so since January 1, 2020, except for such infringements, misappropriations or violations that would not reasonably be expected to be, individually or in the aggregate, material to such business. Except as disclosed in Section 4.16(c) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or Action alleging any such infringement, violation, or misappropriation, except for such infringements, misappropriations or violations that would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary or otherwise, this Section 4.16(c) contains the sole and exclusive representation and warranty with respect to the non-infringement, non-violation or non-misappropriation by the Company and its Subsidiaries of any Intellectual Property of any Third Party.

(d)    To the knowledge of the Company, no Third Party is infringing, violating, or misappropriating any Company Intellectual Property, except for such infringements, misappropriations or violations that would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries or those related solely to the Discontinued Businesses.

(e)    Section 4.16(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP and material internet domain names owned or used by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP and such domain names (except for items that are abandoned in the ordinary course of business), (ii) the Company Registered IP is, to the knowledge of the Company, valid and enforceable, (iii) none of the Company Registered IP has been adjudged invalid, and (iv) none of Intellectual Property listed in Section 4.16(e) of the Company Disclosure Letter is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction that challenges its validity or enforceability (other than in connection with the ordinary course prosecution of such Company Registered IP).

(f)    Except as would not be reasonably expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, the Company and its Subsidiaries have maintained and currently maintain commercially reasonable practices to protect the confidentiality of the trade secrets and material confidential information included in the Company Intellectual Property and trade secrets and material confidential information otherwise disclosed to the Company or any of its Subsidiaries by Third Parties. To the knowledge of the Company, such trade secrets and confidential information have not been disclosed to any Third Party, except to the extent that such Third Party is under an obligation of confidentiality or for such disclosures that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, none of the Companies or its Subsidiaries have exclusively licensed, transferred ownership of or abandoned or dedicated to the public any Intellectual Property that, as of the time of such exclusive license, transfer, abandonment or dedication, was material to the businesses of the Companies or its Subsidiaries, as conducted at the time of such transfer.

(g)    To the knowledge of the Company, each employee of the Company and its Subsidiaries who has developed material Intellectual Property for the Company or any of its Subsidiaries within the scope of their employment has signed a written agreement pursuant to which the employee irrevocably assigns all right, title and interest in and to any Intellectual Property therein to the Company or any of its Subsidiaries, or all such right, title and interest vests in the Company or its Subsidiaries by operation of law, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries. To the knowledge of the Company, except as disclosed in Section 4.16(g) of the Company Disclosure

Letter, no present or former employee, officer or director of the Company and its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property used in the Company’s or any of its Subsidiaries’ business, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, (i) neither the Company, its Subsidiaries, nor any other Person acting on behalf of the Company and its Subsidiaries, have licensed, disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any source code of the Proprietary Software, and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the licensing, disclosure or delivery by the Company or its Subsidiaries, or any Person acting on behalf of the Company or its Subsidiaries, of any source code of the Proprietary Software.

(i)    Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, the Company or one of its Subsidiaries maintains (i) machine readable copies of the Proprietary Software, (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company and its Subsidiaries, currently made available to the Company’s and its Subsidiaries’ customers, or currently supported by the Company and its Subsidiaries with respect to Proprietary Software that is used or accessed by customers, Service Providers, or physicians, nurse practitioners, physician’s assistants, or other allied health professionals and (iii) at least one copy of the source code of the Proprietary Software. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, all Proprietary Software and all content (as defined in the Web Content Accessibility Guidelines (“WCAG”)) that is delivered over the internet by the Company or its Subsidiaries, or that is otherwise made accessible over the internet by the Company or its Subsidiaries, meets or exceeds the applicable guidelines and requirements set forth in the latest edition of the WCAG, including the WCAG 2.1 AA guidelines.

(j)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Proprietary Software incorporates, comprises, or is distributed with, any “open source software” or is otherwise subject to the provisions of any “open source” or third party license agreement that requires the licensing, disclosure or distribution of any source code or Company Intellectual Property to licensees or any other Person, (A) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any Proprietary Software, (B) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Proprietary Software, or (C) requires the licensing or other distribution of any Proprietary Software to any other Person for the purpose of making derivative works.

(k)    Consummation of the Transactions will not, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries, (i) alter or impair the rights of the Company or any of its Subsidiaries in or to any material Company Intellectual Property or material Company Information Systems, or (ii) pursuant to any

Contract to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, impose on Parent or any of its Affiliates any non-compete obligation or any obligation to license any Intellectual Property of Parent or its Affiliates.

Section 4.17.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has timely filed (or had filed on its behalf) all Tax Returns required to be filed by any of them under Law, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete and has been prepared in substantial compliance with all Laws.

(b)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has (i) paid all Taxes that have become due and payable by each of them, other than Taxes that have been reserved against on the Company SEC Documents (whether or not shown on any Tax Return) and (ii) withheld and paid all Taxes required to have been withheld and paid by each of them, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)    There is no (i) dispute, investigation or claim concerning any Tax liability being asserted, assessed or threatened in writing against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliated Practice by any Governmental Authority that has not been fully paid or otherwise fully resolved, (ii) audit of any Tax Return of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliated Practice pending or being conducted by a Governmental Authority, (iii) extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect, (iv) agreement with a Governmental Authority to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed (other than automatic extensions obtained in connection with automatically granted extensions of time to file Tax Returns), or (v) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens. No written claim has been received by the Company or any of its Subsidiaries from any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns asserting that the Company or any of its Subsidiaries is required to file a Tax Return with that jurisdiction or that the Company or any of its Subsidiaries is liable for any Tax or is required to collect and withhold any Tax, in each case, that has not been resolved.

(d)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (x) agreements entered into in the ordinary course of business, the primary purpose of each of which is not related to Taxes, and (y) agreements the only parties of which are the Company and/or one or more of its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or under a corresponding or similar provision of state, local, or foreign Law.

(f)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to be qualified for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g)    Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any Affiliated Practice (i) has been a member of a consolidated, combined, unitary or aggregate group of which the Company (or any Subsidiary of the Company) was not the ultimate parent or (ii) has any unpaid liability for the Taxes of any Person (other than the Company or its Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law) as a transferee or successor, or otherwise.

(h)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) or other written agreement with a Taxing Authority regarding Taxes or Tax matters or (ii) has requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date.

(i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Law), in each case, prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid or deposit amount received, or deferred revenue accrued, prior to the Closing; (iv) intercompany transaction entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law) relating to transactions occurring prior to the Closing; (v) gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local, or foreign Law); or (vi) election under Section 965(h) of the Code (or any corresponding or similar provision of state, local, or foreign Law) made in a period or portion thereof ending on or prior to the Closing Date.

(j)    Neither the Company nor any of its Subsidiaries (i) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has had an office or fixed place of business in a country outside of the jurisdiction of its incorporation or organization, (ii) is resident for Tax purposes in a country outside of its jurisdiction of incorporation or organization; (iii) has engaged in a trade or business in any country other than its jurisdiction of incorporation or organization or (iv) is, or has ever been, subject to income Tax in a country outside of its jurisdiction of incorporation or organization.

(k)    The Company and each of its Subsidiaries is in compliance with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local or foreign Law)) including (i) the execution and maintenance of any required contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries and (ii) conducting affiliated transactions at arm’s length.

(l)    Either (i) 50% or more of the value of the gross assets of OpCo LLC does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder or (ii) 90% or more of the value of the gross assets of OpCo LLC does not consist of U.S. real property interests plus cash or cash equivalents, within the meaning of Treasury Regulations Section 1.1445-11T(d)(2).

(m)    Neither the Company nor any of its Subsidiaries has (i) any Deferred Payroll Taxes, (ii) received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (FFCRA) or Section 2301 of the CARES Act or (iii) otherwise availed itself of any COVID-19 relief measures that would reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or any of its Subsidiaries.

(n)    None of the Company’s Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o)    Section 4.17(o) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of the Company and each of its Subsidiaries.

(p)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has complied with all Laws relating to escheat or unclaimed property, including filing all reports, returns, documents, declarations, elections or other information or filings supplied or required to be supplied to any Governmental Authority with respect to escheat or unclaimed property matters, and remitting all amounts required to be remitted to such Governmental Authorities (whether or not shown on such filings).

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.17 and, to the extent expressly referring to Code sections, Section 4.18 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters. Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the availability of any Tax attribute of the Company or any of its Subsidiaries with respect to any Tax period or portion thereof beginning after the Closing Date.

Section 4.18.    Employee Benefit Plans.

(a)    Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan; provided, however, that in each case, to the extent there exist a form of agreement or arrangement that would constitute a Company Benefit Plan, the Company shall be required to list only the forms of such agreements or arrangements.

(b)    The Company has delivered or made available to Parent true and complete copies of the following with respect to each material Company Benefit Plan, to the extent applicable: (i) a copy (or, to the extent that the Company Benefit Plan is not written, a written summary of material terms) of the current plan document, any related adoption agreements, insurance contracts, policies, certificates of coverages, trust documents or other funding arrangements, and any material amendments thereto; (ii) the most recent summary plan description and summary of material modifications; (iii) to the extent not otherwise made available publicly, the most recently filed Internal Revenue Service Form 5500 (and all attachments thereto), including audited financial statements; (iv) the most recent favorable determination letter or opinion letter from the Internal Revenue Service; (v) the most recently prepared actuarial reports and financial statements; and (vi) all material documents and material correspondence concerning audits or investigations by, the Department of Labor, the Internal Revenue Service or any other Governmental Authority since January 1, 2020. There has been no amendment, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet date, except as required to comply with applicable Law.

(c)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains administers or contributes to, or has any obligation or liability with respect to, or has in the past six (6) years sponsored, maintained or contributed to, or had any obligation or liability with respect to, (i) any plan that is subject to Title IV of ERISA, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) any “multiple employer plan” as described in Section 413(c) of the Code, (iv) any plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter, is established on a pre-approved form of plan document that is the subject of a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Authority and nothing has occurred that could reasonably be expected to result in any such letter being revoked or not being issued or reissued or the loss of such qualification or a penalty or excise tax. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, advisory, or opinion letter with respect to each Company Benefit Plan. Each trust created under any such Company Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Law, including ERISA and the Code, that are applicable to such Company Benefit Plan.

(f)    Except as required by Law, set forth in Section 4.18(f) of the Company Disclosure Letter, or expressly provided in this Agreement, the consummation of the Transactions will not (either alone or together with any other event): (i) entitle any employee or Service Provider (including any former employee or Service Provider) of the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance or retirement payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Benefit Plan, or (iv) result in the loss of a deduction to the Company under Section 280G of the Code. No Person is entitled to receive any tax gross-up, indemnity or reimbursement from the Company or any of its Subsidiaries for any tax incurred by such Person, including under Section 409A or Section 4999 of the Code. Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in a form, and to the knowledge of the Company, has been operated and administered in compliance with all applicable requirements of Section 409A of the Code in all material respects.

(g)    Neither the Company nor any of its Subsidiaries has any current or anticipated material liability in respect of, and no Company Benefit Plan provides or promises, any post-employment or post-retirement health, medical, hospitalization, disability, life insurance or similar benefits (whether insured or self-insured) to any employee or Service Provider (including any former employee or Service Provider) of the Company or any of its Subsidiaries except as required under Section 4980B of the Code or any other Law.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there is no Action pending against or, to the knowledge of the Company, threatened against, any Company Benefit Plan before any arbitrator or any Governmental Authority, including the Department of Labor, the Internal Revenue Service or the PBGC, other than routine claims for benefits and (ii) with respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA or the Code.

Section 4.19.    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union, works council or other labor organization with respect to employees, other than as set forth on Section 4.18(a) of the Company Disclosure Letter and other than collective bargaining or similar agreements entered into or applicable on the national and/or sector level including with the applicable joint committee.

(b)    Except as set forth in Section 4.19(b) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, to the knowledge of the Company, as of the date of this Agreement there is no (i) activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries, (ii) lockout, strike, work slowdown, work stoppage or threat thereof by employees of the Company or any of its Subsidiaries, or (iii) unfair labor practice charge pending before any Governmental Authority or other material grievance, arbitration or collective bargaining dispute.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all Laws respecting employment, discrimination in employment, harassment or abuse in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants as well as eligibility of employees for overtime pay), wages, hours, occupational safety and health, and employment practices, and no Person has been improperly excluded from participation in any Company Benefit Plan or is entitled to any compensation or benefits in any material amount from the Company or its Subsidiaries under any applicable Law or a Company Benefit Plan that he or she has not received.

(d)    There is no, and since January 1, 2020 there has not been any, litigation pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (or any current or former employee or Service Provider), in each case, involving allegations of sexual harassment, sex-based discrimination, or sexual misconduct. Since January 1, 2020, the Company and its Subsidiaries have taken appropriate action with respect to any allegations of sex-based discrimination, sexual harassment, or sexual misconduct, or breach of any policy of the Company and its Subsidiaries relating to the foregoing, in each case (i) involving any current or former employee or Service Provider in relation to his or her work at the Company and its Subsidiaries and (ii) about which the Company has knowledge, in accordance with any written policies related thereto.

Section 4.20.    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Law and all applicable Contracts, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.21.    Environmental Matters.

(a)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole:

(i)    (x) no Action, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) neither the Company nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

(ii)    the Company and its Subsidiaries are and, since January 1, 2020, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Permits required for their operations; and

(iii)    there has been no Environmental Release of, or exposure to, any Hazardous Substance on any real property now or, or to the knowledge of the Company, formerly owned or leased by (or otherwise resulting from the operations of) the Company or any of its Subsidiaries (or any of their predecessors), which such Environmental Release or exposure has resulted in any unresolved obligation to conduct any investigatory or remedial action under any Environmental Law or would otherwise reasonably be expected to result in liabilities or obligations to the Company or any of its Subsidiaries.

(b)    Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.21 are the sole and exclusive representations and warranties of the Company regarding matters arising solely under Environmental Laws.

Section 4.22.    Material Contracts.

(a)    Except for this Agreement, any Company Benefit Plans, any Contracts related solely to the Discontinued Businesses and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date prior to the date of this Agreement, Section 4.22(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party and which remains in effect:

(i)    each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and pursuant to which payments to the Company or any of its Subsidiaries of $6,500,000 or more were made in the Company’s fiscal year ended December 31, 2021, other than Contracts terminable by the Company or one of its Subsidiaries on no more than sixty (60) days’ notice or in connection with an annual renewal without liability, payment or ongoing obligation on the part of the Company or any of its Subsidiaries;

(ii)    each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, pursuant to which payments by the Company or any of its Subsidiaries of $1,600,000 or more were made in the Company’s fiscal year ended December 31, 2021, other than Contracts terminable by the Company or one of its Subsidiaries on no more than sixty (60) days’ notice or in connection with an annual renewal without liability, payment or ongoing obligation on the part of the Company or any of its Subsidiaries;

(iii)    each Contract that contains any provisions restricting the Company or any of its Subsidiaries from competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the Transactions, except for such restrictions that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(iv)    each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the Transactions, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(v)    each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business), except for (A) Contracts with current and former employees, contractors, or consultants of the Company entered into in connection with their engagement by the Company or any of its Subsidiaries, (B) nondisclosure agreements, (C) licenses for open source software, (D) non-exclusive licenses to available commercial software and (E) any other agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(vi)    each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate available principal amount (whether or not such available principal amount is outstanding) not exceeding $5,000,000 or (B) between or among any of the Company and its Subsidiaries;

(vii)    each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

(viii)    each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business or the assets or properties of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $10,000,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(ix)    each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(x)    each Contract between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five percent (5%) or more of the Company Stock or OpCo

Units, on the other hand, except for any commercial Contracts entered into on arm’s length terms in the ordinary course of business and Benefit Plans;

(xi)    each Contract entered into in connection with the settlement or other resolution of any threatened or actual Action under which the Company or any of its Subsidiaries have any continuing or outstanding obligations, liabilities or restrictions that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(xii)    each distribution or partnership agreement relating to the Company and its Subsidiaries’ referral relationships that is material to the Company and its Subsidiaries, taken as a whole;

(xiii)    each Contract with a Governmental Authority under which the Company or any of its Subsidiaries received payments in excess of $2,000,000 in the Company’s fiscal year ended December 31, 2021, or is reasonably expected to result in such payments in the Company’s current fiscal year; and

(xiv)    each Contract that commits the Company or its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xiii).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, each Contract filed as an exhibit to the Company SEC Documents or required to be disclosed in Section 4.22(a) of the Company Disclosure Letter (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent a true and correct copy of each Material Contract, including all amendments and supplements thereto.

Section 4.23.    Finders’ Fees. Except for Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who is entitled to any financial advisor’s, broker’s, finder’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. On the date hereof, following the execution and delivery of this Agreement, the Company has made available to Parent a true, correct and complete copy of each of the engagement letters between the Company, on the one hand, and

Goldman Sachs & Co. LLC or Deutsche Bank Securities Inc., on the other hand, relating to the Transactions.

Section 4.24.    Opinion of Financial Advisor. As of the date hereof, the board of directors of the Company (in such capacity) has received the separate opinions of each of Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., financial advisors to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent, New Mountain Capital, L.L.C. and their respective Affiliates). A signed copy of each such opinion will be made available to Parent for information purposes only following the date of this Agreement (it being understood and agreed that each such opinion is for the benefit of the board of directors of the Company and may not be relied upon by Parent or Merger Subsidiary or any other Person).

Section 4.25.    Antitakeover Statutes. Assuming the representations and warranties in Section 5.07 are complete and correct, the board of directors of the Company has adopted all such resolutions, and the Company has taken all action, necessary to exempt this Agreement, the Transaction Documents, the Merger and the other Transactions contemplated hereby and thereby from any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other anti-takeover provision set forth in Delaware Law or other Law (each, a “Takeover Statute”).

Section 4.26.    Information Systems, Privacy and Data Security. Except (i) as would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries or (ii) as related solely to the Discontinued Businesses (except with respect to subsections (b) and (e)):

(a)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices lawfully own(s), lease(s) or license(s) all Information Systems (the “Company Information Systems”) material to the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, since January 1, 2020, there has been no failure, malfunction, crash, or other substandard performance of any such Information System (including any Proprietary Software) that has caused a material disruption to the Company or its Subsidiaries. The Company Information Systems (including the Proprietary Software) (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, (ii) are free from material bugs, errors and other defects, and (iii) to the knowledge of the Company, do not contain any Malicious Code. The Company and its Subsidiaries maintain commercially reasonable anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology.

(b)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices are, and, since January 1, 2020, have been (including with respect to the Discontinued Businesses as they had been conducted), in compliance in all material respects with applicable Data Privacy/Security Requirements. To the knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company and its

Subsidiaries in connection with the Processing of Personal Data or that otherwise have been authorized to have access to the Company Information Systems or the Personal Data in the possession or control of the Company or its Subsidiaries comply, and have since January 1, 2020, complied in all material respects with the Data Privacy/Security Requirements. To the knowledge of the Company, neither the negotiation nor consummation of the Transactions, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirements.

(c)    Since January 1, 2020, the Company and its Subsidiaries have posted a privacy policy governing their collection and use of information and data in a clear and conspicuous location on applicable user-facing pages on each of their websites and mobile applications. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, any of its Subsidiaries or any of the Affiliated Practices, no disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission).

(d)    Since January 1, 2020, the Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, as applicable, have implemented and maintain an information security program (the “Security Plan”) comprising administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Personal Data Processed by the Company, its Subsidiaries and the Affiliated Practices and the Company Information Systems in a manner reasonably appropriate to the size and scope of the Company, its Subsidiaries and the Affiliated Practices and the Personal Data they Process from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. Except as set forth in Section 4.26(d) of the Company Disclosure Letter, the Security Plan conforms, and since January 1, 2020 has conformed, in all material respects, to the Data Privacy/Security Requirements and any public statements made by the Company or its Subsidiaries regarding the Security Plan.

(e)    Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, its Subsidiaries, to the knowledge of the Company, the Affiliated Practices, to the knowledge of the Company, their subcontractors (with respect to Personal Data Processed for or on behalf of the Company or any of its Subsidiaries) have not, since January 1, 2020, experienced any material Security Incident. There are no actions, suits or proceedings pending or, to the knowledge of the Company, overtly threatened since January 1, 2020 against the Company, its Subsidiaries (including with respect to the Discontinued Businesses), to the knowledge of the Company, the Affiliated Practices or, to the knowledge of the Company, their subcontractors (with respect to Personal Data Processed for or on behalf of the Company, any of its Subsidiaries or any of the Affiliated Practices), with respect to the Company’s, its Subsidiaries’, the Affiliated Practices’ or their subcontractors’ compliance with its privacy, security or data protection practices, including any violations of Privacy Laws. Since January 1, 2020, the Company has not received any written or, to the knowledge of the Company, oral request to make available to the Secretary of the U.S. Department of Health & Human Services or any other Governmental Authority any of its internal practices, books and records relating to the Processing of Personal Data.

(f)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Affiliated Practices, as applicable, has executed (1) a “business associate contract” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) that complies in all material respects with HIPAA requirements for business associate contracts with each: (i) “business associate” (as defined at 45 C.F.R. § 160.103) of the Company, such Subsidiary or such Affiliated Practice, (ii) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company, such Subsidiary or such Affiliated Practice, and (iii) “covered entity” (as defined at 45 C.F.R. § 160.103) for which the Company, such Subsidiary or such Affiliated Practice provides a function or service or performs an activity that renders the Company, such Subsidiary or such Affiliated Practice a “business associate” (as defined at 45 C.F.R. § 160.103) and (2) any other contract required to enable the Company, such Subsidiary or such Affiliated Practice to Process Personal Data. The Company and each of its Subsidiaries are, and have been, in material compliance with all such business associate contracts.

(g)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices have all rights, authority, consents and authorizations necessary to receive, access, use, disclose and otherwise Process the Personal Data in their possession or under their control in connection with the operation of their business as presently conducted. The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices have made all disclosures regarding, and obtained consent or authorization for, the Processing of Personal Data as required by the Data Privacy/Security Requirements and any privacy statement published by the Company, its Subsidiaries and the Affiliated Practices.

(h)    To the extent that the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Affiliated Practices (or any third party on its or their behalf) has de-identified, anonymized, or pseudonymized any Personal Data (the “De-Identified Data”): (i) the Personal Data has in all material respects been de-identified, anonymized, or pseudonymized in accordance with the requirements of all applicable Data Privacy/Security Requirements; and (ii) the Company, its Subsidiaries or, to the knowledge of the Company, the Affiliated Practices (or a third party on their behalf) has in all material respects obtained, or confirmed that others have obtained, any and all required consents, authorizations, permissions, licenses, and other approvals, or permitted waivers of the same, and has provided any and all required notifications, under the Data Privacy/Security Requirements to Process the Personal Data to create De-Identified Data and to Process the De-Identified Data for any lawful purpose.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Parent Disclosure Letter:

Section 5.01.    Corporate Existence and Power.

(a)    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b)    Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02.    Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent, as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.    Non-contravention. The execution, delivery and performance by Parent, and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.    Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement and any amendments or supplements thereto, at the time of any distribution or dissemination thereof and at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

Section 5.06.    Litigation. As of the date of this Agreement, there are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and none of Parent, Merger Subsidiary nor any of their respective Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.07.    Ownership of Company Securities; Delaware Law Section 203. Parent and its Subsidiaries do not “own” (as defined in Section 203 of Delaware Law), or “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) is, or has been at any time with the last three (3) years, an “interested stockholder” as defined in Section 203 of Delaware Law. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) thereof to be deemed an “interested stockholder” as defined in Section 203 of Delaware Law or otherwise render Section 251 of Delaware Law inapplicable to the Merger.

Section 5.08.    Solvency. Neither of Parent and Merger Subsidiary is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the accuracy of the representations and warranties set forth in Article 4, Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the Merger and the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 5.08, the term “Solvent” means, as of the Effective Time, (a) the sum of the assets, at a fair valuation, of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) will exceed their debts, (b) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) has not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) does not have unreasonably small capital with which to conduct its business.

Section 5.09.    No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions. For purposes of this Section 5.09, “Parent” also includes the equity holders of, or parent company of, Parent.

Section 5.10.    Finders’ Fees. Except for BoA Securities, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the Transactions.

Section 5.11.    Sufficient Funds. As of the date of this Agreement Parent has, and as of the Closing Parent shall have, cash and other available funds in an amount sufficient to consummate the Merger and to satisfy Parent’s other financial obligations under this Agreement. The obligations of Parent and Merger Subsidiary hereunder are not subject to any condition with respect to Parent’s or Merger Subsidiary’s ability to obtain financing for the Merger.

Section 5.12.    Competing Business. None of Parent, Merger Subsidiary or any of their respective Affiliates derives or owns any interest in any Person that derives a portion of its revenues from a line of business in which the Company or its Subsidiaries operates that would reasonably be expected to have an adverse effect on the ability of Parent and Merger Subsidiary to consummate the Merger and the other Transactions in a timely manner in accordance with the terms of this Agreement.

Section 5.13.    National Security Matters. None of Parent, Merger Subsidiary or any of their respective Affiliates is a “foreign person” within the meaning of 31 C.F.R. § 800.244, and the Transactions are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

Section 5.14.    Non-Reliance. Each of Parent and Merger Subsidiary acknowledges that neither Parent nor Merger Subsidiary is relying or has relied on any representations or warranties whatsoever in connection with the Transactions, express or implied, except as set forth in Article 4 (or in the certificate delivered pursuant to Section 9.02(a)(iii)) or any other Transaction Document. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries (other than the Discontinued Businesses) and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that, except as set forth in Article 4 (or in the certificate delivered pursuant to Section 9.02(a)(iii)) or any other Transaction Document, none of Parent or Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of Parent or Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

ARTICLE 6

Covenants of the Company

Section 6.01.    Conduct of the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 10.01, except (i) for matters set forth in Section 6.01 of the Company Disclosure Letter, (ii) as required by the express terms of this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the Redemptions set forth in Section 2.02(b)), (iii) as required by Law, (iv) for actions taken in good faith as COVID-19 Actions, unless otherwise prohibited by Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(k) or Section 6.01(s), (v) for actions taken in connection with the issuance of shares of Class A Common Stock in exchange for, or redemption of, OpCo Units and Class B Common Stock pursuant to the terms of the OpCo LLC Agreement, (vi) for actions taken in connection with the discontinuation of the Discontinued Businesses; provided, however, that notwithstanding anything to the contrary herein, the Company shall not, directly or indirectly, take any action or cause any action to be taken that would result in the costs and expenses incurred in connection with the discontinuation of the Discontinued Businesses (inclusive of any costs and expenses incurred prior to the date hereof) exceeding, in the aggregate, the dollar amount set forth in Section 6.01 of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (vii) for actions taken to effect the Pre-Closing Contribution, (viii) for payment of “Tax Distributions” under the OpCo LLC Agreement, (ix) for payments made under the Tax Receivable Agreement prior to the termination of the Tax Receivable Agreement at the Effective Time and (x) for actions taken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and (y) the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    (i) amend the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, (ii) amend the OpCo LLC Agreement, or (iii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b)    (i) split, combine, subdivide or reclassify any Company Securities or Company Subsidiary Securities, (ii) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into or modify any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities, other than dividends and distributions (x) by a direct or indirect wholly-owned Subsidiary of the Company to its parent or (y) by OpCo LLC to the Company, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any

Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company RSUs in connection with the forfeiture of Company Awards and (D) as required by any Company Benefit Plan as in effect on the date of this Agreement;

(c)    issue, sell, grant or transfer any Company Securities or Company Subsidiary Securities, or amend awards granted under the Company Stock Plans, other than the issuance of (i) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement or otherwise permitted to be granted pursuant to clause (iii) or clause (iv) below, (ii) the issuance of shares of Company Stock as required by any Company Benefit Plan as in effect on the date of this Agreement, (iii) awards that do not exceed the cap set forth on Section 6.01 of the Company Disclosure Letter for any single individual, granted under the Company Stock Plans in the ordinary course of business consistent with past practice in connection with new hires, which grants shall contain a vesting schedule and vesting terms that are consistent in all material respects with Company Stock Options or Company RSUs issued by the Company as of the date of this Agreement, (iv) awards granted under the Company Stock Plans in connection with promotions, retentions, and periodic performance reviews for employees other than the Specified Executives, and/or annual grant cycles, in each case, in the ordinary course of business consistent with past practice, which grants shall contain a vesting schedule and vesting terms that are consistent in all material respects with similar Company Stock Options or Company RSUs issued by the Company as of the date of this Agreement, with the exception that such awards will provide that upon a termination of employment by the Company without “cause” or by the applicable grantee for “good reason,” in each case, following the Effective Time (such terms to be defined consistently with current award agreements), acceleration of vesting shall be limited to the portion of the award that would have become vested during the twenty-four (24) month period following the date of the termination of such grantee’s employment); provided that for grants in accordance with this subclause (iv) for any individual employee, such grants do not exceed 14,000 shares of Company Stock, (v) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (vi) any shares of Company Stock in exchange for OpCo Units in accordance with the terms of the OpCo LLC Agreement;

(d)    incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,500,000 individually or $5,000,000 in the aggregate, in each case, for each fiscal quarterly period;

(e)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization, merger consolidation or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company);

(f)    acquire (by merger, amalgamation, plan of arrangement, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, or any assets or securities in connection with the acquisition of any portion of any businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection therewith would exceed $10,000,000 for each fiscal quarterly period;

(g)    sell, lease, encumber, dispose of or otherwise transfer any of the Company’s or its Subsidiaries’ assets (other than a sale, lease or transfer from the Company or a wholly-owned Subsidiary of the Company to a wholly-owned Subsidiary of the Company), securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $10,000,000 in connection therewith for each fiscal quarterly period, other than (i) pursuant to existing Contracts or commitments that have been disclosed in Section 6.01(g) of the Company Disclosure Letter or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business;

(h)    exclusively license, abandon, dedicate to the public, or contribute as open source software, any material Company Intellectual Property;

(i)    (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any material obligation of another Person, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) indebtedness in connection with the financing of ordinary course trade payables in the ordinary course of business, (B) accounts payable in the ordinary course of business or (C) indebtedness under the Credit Agreement in the amounts available thereunder as of the date hereof) or (ii) make any loans, advances, capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(j)    except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement or as otherwise expressly permitted pursuant to this Section 6.01, or as otherwise required by Law, (i) enter into any employment, deferred compensation or other similar agreements (or, except as contemplated in this Agreement, any amendment to any such existing agreement) with any current or former directors, executive officers, employees or Service Providers, other than offer letters or independent contractor agreements (and related compensation arrangements set forth in such offer letters or independent contractor agreements) entered into in the ordinary course of business consistent with past practice with any newly hired directors, employees or Service Providers of the Company or any of its Subsidiaries who are neither executive officers nor entitled to earn an annual base salary or annual base fee that exceeds $300,000, (ii) hire any new employee entitled to earn an annual base salary that exceeds $300,000 to whom a written offer of employment has not previously been made prior to the date of this Agreement, (iii) terminate the employment of any Key Employee other than for “cause”, (iv) grant to any current or former director, officer or Key Employee entitled to earn over $300,000 in annual base compensation, any material increase in compensation, bonus or benefits, (v) grant any retention, severance, change in control, or transaction-based pay or benefits in addition to those pursuant to arrangements in effect on the date of this Agreement, (vi) loan or advance any money or other property (or forgive or waive any such loan or advance) to any current or former director, officer, employee or Service Provider of the Company or any of its Subsidiaries who in each case is entitled to earn an annual base salary or annual base fee that exceeds $300,000, (vii) announce or implement any reduction in force, mass layoff, early retirement program, severance program or other program or effort concerning the group termination of employees, or (viii) establish, adopt, or amend, other than is required by Law or in the ordinary course of business consistent with past practice, or enter into any Company Benefit Plan (other than entering into offer letters that contemplate “at will” employment, where permitted by Law, or employment agreements consistent with the Company’s practices in the applicable jurisdiction, or to substantially replicate any existing Company Benefit Plan in effect on the date of this Agreement in order to allow the continuation of the benefits provided thereunder under an Company Benefit Plan); provided, however, that none of the foregoing in this paragraph shall restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions and periodic performance reviews based on job performance or workplace requirements, Company Benefit Plans that have a value that is consistent with those provided to similarly situated employees or newly hired employees or past practice;

(k)    adopt, enter into, engage in negotiations for, terminate or materially amend any collective bargaining agreement, works council or other similar agreement with an employee representative body;

(l)    make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Law, including Regulation S-X under the 1934 Act;

(m)    except as required by Law, change or amend, in a manner that would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries, any data privacy or information security practices;

(n)    make change or revoke any material Tax election, amend any income or other material Tax Return, change any material Tax accounting period, adopt or change any material method of Tax accounting, settle or compromise any proceeding relating to material Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), voluntarily apply for any Tax ruling from any Taxing Authority or voluntarily surrender any right to claim a refund of a material amount of Taxes;

(o)    compromise or settle (or agree to do any of the preceding with respect to) any threatened or actual Action, claim or demand, where such compromise or settlement involves payment by the Company or any of its Subsidiaries in excess of $500,000 individually, or $1,500,000 in the aggregate (in each case, net of any insurance coverage), other than as required by their terms as in effect on the date of this Agreement; provided that no such compromise or settlement involves material non-monetary relief or any admissions or liability or responsibility;

(p)    enter into or modify any Contract (other than to the extent permitted pursuant to Section 6.01(c) or Section 6.01(j) above) between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five percent (5%) or more of the Company Stock or OpCo Units, on the other hand;

(q)    enter into any new line of business outside its existing business as of the date of this Agreement that would be material to the Company and its Subsidiaries, taken as a whole;

(r)    enter into or adopt any “poison pill” or similar stockholder rights plan;

(s)    amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract or Material Real Property Lease that occurs automatically or any termination as a result of a counterparty’s material breach), replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or Material Real Property Lease; or

(t)    agree, authorize or commit to do any of the foregoing.

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or any of its Subsidiaries is permitted or addressed by one sentence or subsection of this Section 6.01 and not prohibited thereunder, the taking or refraining from being taken of such action by the Company or any of its Subsidiaries shall be deemed not to be in violation of any other sentence or subsection of this Section 6.01.

Section 6.02.    Company Stockholder Meeting. The Company shall take all actions necessary or desirable to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held within thirty-five (35) days following clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other Transactions. The Company will conduct a “broker search” in accordance with Rule 14a-13(a)(1) of the 1934 Act and establish a record date for the Company Stockholder Meeting in a manner to enable the record date for the Company Stockholder Meeting to be set so that such Company Stockholder Meeting will be duly called and held within the time frame set forth above. Notwithstanding the immediately preceding sentences, the Company may adjourn or postpone the Company Stockholder Meeting (a) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (b) as otherwise required by Law, (c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholder Approval; provided that, notwithstanding the foregoing, in no event shall the Company Stockholder Meeting be postponed or adjourned by more than twenty (20) days in the aggregate. Unless there has been an Adverse Recommendation Change, the board of directors of the Company shall (i) recommend approval and adoption of this Agreement, the Merger and the other Transactions by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and

(iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Company Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by Law) to the Company’s stockholders in accordance with Section 8.02 and this Section 6.02, notwithstanding any Adverse Recommendation Change.

Section 6.03.    Acquisition Proposals.

(a)    The Company shall, and shall cause its Subsidiaries and their respective directors and officers to, and shall direct their other respective Representatives involved in the Transactions to, promptly cease any solicitations, discussions and negotiations with any Person (other than Parent and Parent’s Representatives) with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate access granted to any Person or its Representatives (other than Parent and Parent’s Representatives) to any non-public information of the Company or its Subsidiaries within the control of the Company or its Subsidiaries or electronic data room maintained by the Company or its Subsidiaries with respect to the Transactions or an Acquisition Proposal and request that all non-public information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Subject to Section 6.03(b), during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of (x) the valid termination of this Agreement or (y) the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company shall instruct its and its Subsidiaries’ Representatives involved in the Transactions not to, directly or indirectly: (i) initiate, solicit, knowingly induce, knowingly facilitate, or knowingly encourage the submission of any Acquisition Proposal or any inquiries that could reasonably be expected to result in an Acquisition Proposal (including by way of furnishing non-public information), (ii) enter into or participate in any discussions or negotiations with any Third Party for the purpose of facilitating, inducing or encouraging an Acquisition Proposal, (iii) provide any material non-public information relating to the Company or any of its Subsidiaries to any Person (other than Parent, Merger Subsidiary, or any designees of Parent or Merger Subsidiary) for the purpose of facilitating, inducing or encouraging an Acquisition Proposal or (iv) enter into any agreement with respect to an Acquisition Proposal. At any time prior to obtaining the Company Stockholder Approval, if the Company or any of the Representatives of the Company or its Subsidiaries has received a written Acquisition Proposal from any Third Party that did not result from a breach in any material respect of this Section 6.03, the Company and its Representatives may contact the Third Party making such Acquisition Proposal to clarify the terms and conditions of such Acquisition Proposal or inform such Person of the existence of the provisions of this Section 6.03.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if at any time following the execution and delivery of this Agreement and prior to the time at which the Company Stockholder Approval is obtained, (i) if the Company or its Representatives has received an Acquisition Proposal that did not result from a breach in any material respect of this Section 6.03 and (ii) the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to Delaware Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that (1) the Company shall not, and shall instruct its Representatives not to, disclose any non-public information to such Person unless the Company has entered into, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality and related provisions that are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) the Company shall provide or make available to Parent promptly (and in any event within twenty-four (24) hours) any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Subsidiary.

(c)    From and after the date of this Agreement, and subject to any confidentiality restrictions in effect on the date of this Agreement, the Company shall promptly (within twenty-four (24) hours of any Acquisition Proposal received in writing and within forty-eight (48) hours of any Acquisition Proposal received verbally) notify Parent of the receipt by the Company of any Acquisition Proposal and shall, with any such written notice to Parent, include copies of any written materials relating to such Acquisition Proposal (including materials provided by the Company in response thereto) and indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal, including by providing a copy of all additional material written documentation relating thereto. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.03.

(d)    The board of directors of the Company and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.03(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make an Adverse Recommendation Change; provided that, for the avoidance of doubt, (x) any determination or action by the board of directors of the Company to the extent permitted by Section 6.03(b) or Section 6.03(e) shall not be, and shall not be deemed to be, in and of itself, a breach or violation of this Section 6.03(d), or, in the case of Section 6.03(e), unless an Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 10.01 and (y) none of (1) the private determination by the board of directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination, so long as such disclosure also states that no Adverse Recommendation Change or termination of this Agreement shall occur until the expiration of the applicable Match Period contemplated by Section 6.03(e) has occurred and promptly after the end of such Match Period the Company shall either (x) issue a public press release stating that the prior Acquisition Proposal no longer constitutes a Superior Proposal or (y) make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01 or (3) the delivery by the Company to Parent, Merger Subsidiary or their respective Representatives of any notices required by this Section 6.03, shall constitute an Adverse Recommendation Change.

(e)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval:

(i)    the Company may (1) terminate this Agreement to enter into an Alternative Acquisition Agreement or (2) make an Adverse Recommendation Change if (A) the Company receives an Acquisition Proposal that did not result from a breach in any material respect of this Section 6.03 and the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; (B) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.03(c) (it being understood that each time any material revision or amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, including any revision or amendment to the financial terms, written notice to Parent shall be required and the four (4)-Business Day period shall be extended for an additional two (2) Business Days after notification of such change in accordance with Section 6.03(c) and this Section 6.03(e) to Parent); (C) during the applicable period described in clause (B) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (D) at the end of the Takeover Notice Period, the board of directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Acquisition Proposal continues to be a Superior Proposal; provided, that it is understood and agreed that the actions of the board of directors of the Company in making such determination, providing such notice and notice shall not in itself constitute an Adverse Recommendation Change or a basis for Parent to terminate this Agreement;

(ii)    the board of directors of the Company may make an Adverse Recommendation Change pursuant to clause (a) of the definition thereof in the absence of an Acquisition Proposal in response to an Intervening Event if (A) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall identify and include all material information with respect to such Intervening Event and a description of the board of directors of the Company’s rationale for such action, (B) during such four (4)-Business Day period described in clause (A) (together with the Takeover Notice Period, the “Match Period”), the Company considers and discusses in good faith with Parent any adjustments or modifications to the terms of this Agreement proposed by Parent and (C) at the end of the four (4)-Business Day period described in clause (A), the board of directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (A)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(f)    Nothing contained in this Agreement shall prohibit the board of directors of the Company from (1) complying with its disclosure obligations under Law or applicable rules of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (2) making any “stop-look-and-listen” communication to stockholders of the Company or (3) making any public statement if the board of directors of the Company determines that the failure to make such statement would reasonably be expected to be inconsistent with Law or its fiduciary duties; provided, that any such disclosure that constitutes or contains an Adverse Recommendation Change shall be subject to the provisions of Section 6.03(d), it being understood that a disclosure that constitutes only a “stop-look-and-listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change if it reaffirms the Company Board Recommendation. For the avoidance of doubt, a public statement that describes the Company’s receipt of an Acquisition Proposal, that the board of directors of the Company is considering the Acquisition Proposal, that no position has been taken by the board of directors of the Company as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed an Adverse Recommendation Change.

Section 6.04.    Access to Information.

(a)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time and subject to Law (including COVID-19 Actions) and the Confidentiality Agreement, the Company shall during normal business hours and upon reasonable prior written notice, and solely for purposes of furthering the Merger or integration planning relating thereto, (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the officers, employees, offices, properties, Contracts, books and records of the Company and its Subsidiaries and (b) instruct its and their employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that would give rise to the waiver of any attorney-client privilege or other privilege or trade secret protection or the work product doctrine (provided that the Company shall use reasonable efforts to provide any such information pursuant to a common interest agreement or in any other alternative fashion that would not reasonably be expected to result in the waiver of any applicable protection or privilege), (B) any information that in the good faith reasonable opinion of the Company would violate any Law, (C) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided that the foregoing clause shall not restrict any Person’s rights to seek discovery pursuant to Law), (D) subject to, and without limiting, the requirements of Section 6.03 and Section 8.02, any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the board of directors of the Company (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) subject to, and without limiting, the requirements of Section 6.03, any information related to an Adverse Recommendation Change or the actions of the board of directors of the Company (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other intrusive environmental sampling or testing. For the avoidance of doubt, nothing in this Section 6.04 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. In addition, the Company, its Subsidiaries and Parent shall cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent with, the Company’s customers, suppliers, and employees; provided, that such meetings do not unreasonably interfere with the operations of the Company and its Subsidiaries and comply with Law. The Company may, as it deems advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Notwithstanding anything to the contrary herein, with the consent of Parent (which shall not be unreasonably withheld), the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Law (including as a result of any COVID-19 Actions).

(b)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall, upon Parent’s reasonable request, provide Parent with (i) quarterly financial reporting (including, without limitation, any management accounts) promptly following the delivery of such quarterly financial reporting to the board of directors of the Company and (ii) any information reasonably requested by Parent regarding the status of any litigation or other Action commenced or, to the Company’s knowledge, threatened to be commenced against the Company or any of its Subsidiaries related thereto.

(c)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall use reasonable best efforts to provide Parent advance notice and a draft copy of, to the extent reasonably possible, prior to filing with or furnishing to the SEC, any reports, schedules, forms, statements, prospectuses, registration statements or other documents.

Section 6.05.     Treatment of Credit Agreement Debt. The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, deliver all notices and take all other actions that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Credit Agreement, the repayment in full by Parent (or the Company, only as of or after the Effective Time and only to the extent cash on hand is available for such purpose) of all obligations outstanding thereunder, the release of all liens securing such obligations, and the release of all guarantees provided in connection therewith, in each case, as of the Effective Time (collectively, the “Credit Agreement Termination”). In furtherance of the foregoing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, (x) obtain a draft payoff letter for the Credit Agreement in form and substance reasonably satisfactory to Parent no less than three (3) Business Days prior to the Closing Date and (y) obtain an executed payoff letter for the Credit Agreement no less than one (1) Business Day prior to the Closing Date, which payoff letter shall (a) include the payoff amount in reasonable detail, including principal, interest, fees and the amount required to cash collateralize (or, if applicable, backstop) any letters of credit that will remain outstanding after the Effective Time and (b) provide for, upon receipt of such payoff amount, the termination of all commitments outstanding under the Credit Agreement, the repayment in full of all obligations outstanding thereunder (other than those obligations that customarily survive the termination thereof), the automatic release of all liens securing such obligations, and the release of all guarantees provided in connection therewith. Notwithstanding anything herein to the contrary, in no event shall this Section 6.05 require the Company or any of its Subsidiaries to cause the Credit Agreement Termination to be effective unless and until the Effective Time has occurred.

Section 6.06.    Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under Laws and rules and policies of the NYSE to enable the de-listing by the Company of the shares of Company Stock from the NYSE as promptly as practicable after the Effective Time and the de-registration of the shares of Company Stock under the 1934 Act as promptly as practicable after such de-listing.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01.    Obligations of Merger Subsidiary. Parent (including in its capacity as the sole stockholder of Merger Subsidiary) shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.02.    Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of approval of this Agreement at the Company Stockholder Meeting.

Section 7.03.    Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    honor all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, manager or officer (or as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement or other agreement containing any indemnification provisions set forth on Section 7.03 of the Company Disclosure Letter (so long as the Company has provided Parent with copies of such indemnification agreement or other agreement containing any indemnification provisions at least two (2) Business Days prior to the date hereof). Such obligations shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right to indemnification, exculpation or advancement of expenses thereunder of any such Indemnified Person.

(b)    Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable in any material respect than the coverage provided under the Company’s existing policies; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided, further, that the premium payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such maximum amount, then the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount.

(c)    If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(c)).

(d)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the governing and organizational documents of the Company or any of its Subsidiaries, under Delaware Law or any other Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.04.    Employee Matters.

(a)    With respect to each employee of the Company or its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and continues as an employee of the Surviving Corporation or its Subsidiaries (“Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates) (the “Continuation Period”), Parent shall, or shall cause one of Parent’s Subsidiaries, including the Surviving Corporation to, provide (i) a base salary or wage level, target cash bonus opportunity, and target equity incentive opportunity, as set forth on Section 4.18 of the Company Disclosure Letter, to such Company Employee that, in each case, is not less favorable than the base salary or wage level, target cash bonus opportunity, and target equity incentive opportunity, as set forth on Section 4.18 of the Company Disclosure Letter, provided to the Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) that are substantially comparable, in the aggregate, to the benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time. Parent agrees that for a period of twenty-four (24) months following the Closing, the failure or refusal by any Company Employee, other than the Specified Executives, to enter into a restrictive covenant agreement with Parent or its Subsidiaries (including the Surviving Corporation), whether as a condition to continued employment or otherwise, shall not constitute a basis for terminating such Company Employee for “cause” with respect to any determination relating to a Rollover RSU or Rollover Stock Option.

(b)    For a period of twenty-four (24) months following the Closing, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee who is a Key Employee who experiences a Change in Control Termination (as such term is defined in the Executive Severance Plan) severance payments and benefits no less favorable than those that would have been provided to such Key Employee under the Executive Severance Plan.

(c)    If the Effective Time occurs prior to the payment of the Company’s annual bonuses with respect to the 2022 calendar year, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation to, pay to each Company Employee who participates in the Company’s Annual Cash Incentive Plan and the Signify Health Leadership Plan a bonus, calculated based on the greater of target performance and actual performance achieved, at the same time and in the same manner as bonuses are normally paid in the ordinary course of business in calendar year 2023 (and subject to any normal conditions, including continued employment).

(d)    With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time-off and severance plans (the “Parent Plans”), for vesting, eligibility and level of benefits purposes only (and not for any accrual purposes), each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the such predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Benefit Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e)    With respect to any Parent Plan in which any Company Employee first becomes eligible to participate upon or after the Effective Time, Parent shall (i) waive, or shall cause its Subsidiaries, including the Surviving Corporation to waive, any pre-existing condition limitations, exclusions, waiting periods or similar limitations with respect to participation and coverage requirements applicable to such Company Employee (and his or her eligible dependents) under any Parent Plan that is a health and welfare plan and (ii) if applicable, in any Parent Plan that is a health and welfare plan in which any Company Employees participates, recognize or credit, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize or credit, in the manner determined by Parent in its discretion, including through adjustments to health savings accounts, deductibles or out of pocket expenses incurred by such Company Employee (and his or her eligible dependents) under the comparable Company Benefit Plan during the portion of the year in which the Effective Time occurs prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out of pocket expenses.

(f)    Prior to the Effective Time, if requested by Parent in writing no later than fifteen (15) days prior to the Effective Time, the Company shall not less than five (5) days prior to the Closing, to the extent permitted by Law, cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than seven (7) days preceding the Effective Time. If Parent requests the Company to terminate the Company 401(k) Plan as described above, prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Company Employee who is eligible to participate in the Company 401(k) plan immediately prior to the Effective Time (i) to participate in the Parent 401(k) Plan effective as soon as possible after the Effective Time, but in no case later than the first day of the month following the Effective Time, and (ii) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the account balance distributed or distributable to such continuing employee from the Company 401(k) Plan to the Parent 401(k) Plan, provided that all such rollovers are in a single plan to plan transfer.

(g)    The parties hereto acknowledge and agree that all provisions contained in this Section 7.04 with respect to Company Employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, Parent,

Surviving Corporation, or any of their Subsidiaries. After the Effective Time, nothing contained in this Section 7.04 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent or Surviving Corporation nor shall it interfere with Parent’s, or any of its Subsidiaries’, right to amend, modify or terminate any Company Benefit Plan or to terminate the employment of any employee of Parent or its Subsidiaries for any reason.

Section 7.05.    No Impeding Actions. Each of Parent and Merger Subsidiary agrees that, from the date of this Agreement to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement. The Company agrees that, from the date of this Agreement to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (x) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (y) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the ability of the Company to consummate the Merger or the other transactions contemplated under this Agreement.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01.    Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Merger and the other Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Transactions, (iii) defending or contesting any Action, suit or proceeding challenging this Agreement or the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (and Parent shall cause Merger Subsidiary to), as necessary, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement) and (ii) cooperate with each other in connection with any such filing (including, to the extent permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, (i) Parent shall, after consultation with the Company and consideration of the Company’s views in good faith, have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such filings or responses), for the determination of any actions to be taken under this Section 8.01 with respect to, and for leading all meetings and communications with, any Governmental Authority that has authority to enforce any antitrust Law and (ii) Parent shall not commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust Law without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion; provided, further, that Parent will refile its HSR Act notification within two (2) Business Days after withdrawal unless otherwise agreed by the parties. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section in a manner so as to preserve any applicable privilege. All filing fees payable in connection with the notifications, filings, registrations and other materials and actions contemplated by this Section 8.01(b) shall be paid or reimbursed, as applicable, entirely by Parent.

(c)    Parent and the Company shall (and each shall cause its Affiliates to) take any and all action necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law that is asserted by any Governmental Authority or any other party so as to enable the parties to this Agreement to effectuate the Closing as promptly as possible following the date of this Agreement, and in any event prior to the End Date, including but not limited to: (i) opposing, and causing its Affiliates to oppose, through and including Action on the merits (and all appeals with respect thereto), any Action asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree,

Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the End Date, (ii) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (iii) terminating existing relationships, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (iv) terminating any venture or other arrangement, (v) creating any relationship, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates or (vi) effectuating any other change or restructuring of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, any other competition authority of any jurisdiction or any other Governmental Authority (collectively, “Regulatory Authority”) in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, that any such action may be conditioned upon consummation of the Merger) (each of the foregoing clauses (ii) through (vi) in this Section 8.01(c), a “Divestiture Action”), to ensure (x) that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other Action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and (y) that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any Action is threatened or instituted challenging the Merger as violative of the HSR Act, Parent and the Company shall take all reasonable action necessary, including but not limited to litigation on the merits and/or any Divestiture Action, to resist, avoid or resolve such Action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent and the Company shall take promptly any and all reasonable steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. Notwithstanding anything to the contrary, for the avoidance of doubt, none of the Company or any of its Subsidiaries or Affiliates and none of Parent or any of its Subsidiaries or Affiliates shall be required to take any action set forth in Section 8.01(c) or Section 8.01(d) to satisfy the efforts standard set forth in this Section 8.01 (or elsewhere in this Agreement) if taking such action would result in a Burdensome Condition.

(d)    Except as specifically required by this Agreement, Parent and the Company shall not (and each shall cause its Affiliates not to) take any action, or refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, Parent and the Company shall not (and each shall cause its Affiliates not to) (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets in the same line of business as the Company or its Subsidiaries (in the case of Parent) or any assets in the same line of business as Parent (in the case of the Company), or (ii) assign any of its rights hereunder to any co-investor or permit any co-investor to acquire a direct or indirect interest in Parent, in each case, if the entering into an agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Permits, Orders or other approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority asserting jurisdiction over the Transactions entering an Order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D)  materially delay or prevent the consummation of the Transactions.

Section 8.02.     Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed preliminary Proxy Statement and any other filing under the 1934 Act in connection with the Transactions in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation in favor of approval and adoption of this Agreement and the Merger. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the earliest to occur of (i) clearance of the Proxy Statement by the SEC, (ii) confirmation by the SEC that it will not review the Proxy Statement, or (iii) the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC fails to notify the Company of its intent to review the Proxy Statement. Each of Parent and Merger Subsidiary shall furnish all information concerning the Company, Parent and Merger Subsidiary, as applicable, as may be reasonably required by the Company in connection with the preparation and filing of the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct or supplement any information provided by it for use in the Proxy Statement necessary to prevent the Proxy Statement from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and mailed to its stockholders, in each case as and to the extent required by Law. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, notice or request for additional information, and advise Parent and its counsel of any oral comments, notice or request for additional information, with respect to the Proxy Statement or any other filing under the 1934 Act made in connection with the Transactions (or, in each case, any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed response to such comments, notices or requests or on any other written communication with the SEC or its staff arising out of or relating to the Merger or the Proxy Statement, and (iii) consider in good faith any comments reasonably proposed by Parent and its counsel.

(b)    All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and NYSE. The Company shall include in the Proxy Statement (i) the fairness opinions contemplated by Section 4.24, in their entirety, together with a summary thereof, and (ii) the information required by Section 262(d)(2) of the Delaware Law such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the Delaware Law.

(c)    Promptly following the execution of this Agreement, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement by written consent and deliver a copy thereof to the Company.

Section 8.03.    Public Announcements. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be a joint press release by Parent and the Company and shall be acceptable to Parent and the Company. Thereafter, subject to Section 6.03, and except if related to an Adverse Recommendation Change or after an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except to the extent not reasonably possible in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.    Notices of Certain Events.

(a)    Each of the Company and Parent shall promptly notify the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) of:

(i)    any material written notice from any Governmental Authority in connection with the Transactions;

(ii)    any litigation or other Action commenced or, to its knowledge, threatened to be commenced against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the Transactions or the discontinuation of the Discontinued Businesses; and

(iii)    the occurrence of (A) in the case of the Company, a Material Adverse Effect or (B) in the case of Parent, a Parent Material Adverse Effect.

(b)    Notwithstanding the foregoing in this Section 8.05, in no event shall any breach of any covenant set forth in this Section 8.05 constitute a Material Adverse Effect on the Company or a Parent Material Adverse Effect, as applicable, hereunder or constitute a covenant breach hereunder for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable; provided, however, that the underlying cause(s) of such breach may be taken into consideration for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable.

Section 8.06.    Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.    Transaction Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 8.07, “participate” means that the Company shall keep Parent reasonably apprised of any material development and the proposed strategy and other significant decisions with respect to any Transaction Litigation and provide Parent with copies of any proposed litigation papers at least forty-eight (48) hours prior to the Company filing any such papers (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and promptly provide Parent with copies of all litigation papers filed in any Transaction Litigation, and Parent may offer advice, comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or other authority, except for the consent right set forth below. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.08.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.09.    State Takeover Statutes. The Company and the board of directors of the Company shall (a) take all reasonable action in furtherance of avoiding that a Takeover Statute is or becomes applicable to the Merger, and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary in furtherance of the Merger being consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger.

ARTICLE 9

Conditions to the Merger

Section 9.01.    Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver in writing by each such party at or prior to the Effective Time of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained by the Company;

(b)    no temporary restraining order, preliminary injunction or permanent injunction issued by any Governmental Authority or court of competent jurisdiction in the United States enjoining or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”) shall be in effect; and

(c)    any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver in writing by Parent at or prior to the Effective Time of the following further conditions:

(a)    (i) the Company shall have performed and complied in all material respects with all of its obligations hereunder required to be performed by it or complied with at or prior to the Effective Time (or any such failure to perform or comply shall have been cured), (ii) (A) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05(c), Section 4.05(d), Section 4.05(e), Section 4.05(f), Section 4.10(a)(ii), Section 4.23 and Section 4.25 shall be true in all material respects both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(b) shall be true in all respects both as of the date of this Agreement and at and as of Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for inaccuracies that are de minimis, and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate executed by an executive officer of the Company to the foregoing effect and with respect to the satisfaction of the conditions set forth in Section 9.02(b) and Section 9.02(c).

(b)    since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on the Company; and

(c)    the TRA/LLCA Amendment shall be in full force and effect in accordance with its terms and otherwise shall not have been amended, repudiated, revoked or withdrawn.

Section 9.03.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following further conditions:

(a)    each of Parent and Merger Subsidiary shall have performed and complied in all material respects with all of its obligations hereunder required to be performed by it or complied with at or prior to the Effective Time (or any such failure to perform or comply shall have been cured), except to the extent that any failure to perform, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    (A) the representations and warranties of Parent contained in Section 5.02 shall be true in all material respects both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)     the Company shall have received a certificate executed by an executive officer of Parent to the foregoing effect.

Section 9.04.    Frustration of Closing Conditions. None of Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement in any material respect.

ARTICLE 10

Termination

Section 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of the Company Stockholder Approval):

(a)    by mutual written agreement of the Company and Parent; or

(b)    by either the Company or Parent, if:

(i)    the Effective Time has not occurred on or prior to March 2, 2023 (as such date may be extended pursuant to Section 11.13 or the immediately following proviso, the “End Date”); provided, however, that (A) if on such date all of the conditions in Article 9 (other than Section 9.01(b) and Section 9.01(c)) shall have been satisfied or waived (or would be reasonably capable of being satisfied if the Closing had occurred on such date), then the End Date shall be automatically extended until September 2, 2023; (B) the End Date may be further extended by the Company (in its sole discretion) or Parent (in its sole discretion) until September 2, 2024 if on the End Date (as initially extended pursuant to Section 10.01(b)(i)(A)), the conditions set forth in Section 9.01(b) and/or Section 9.01(c) have not been satisfied (and such date, as so extended, shall be the “End Date” for all purposes of this Agreement); and (C) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement primarily results in the failure of the Effective Time to occur by such date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)    if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement primarily results in such Restraint; or

(iii)    if at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of the Agreement was taken, the Company Stockholder Approval shall not have been obtained; or

(c)    by Parent, if:

(i)    prior to obtaining the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach has not been cured within thirty (30) days following notice by Parent thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.03(a) not to be satisfied; or

(d)    by the Company, if:

(i)    at any time prior to the receipt of the Company Stockholder Approval, in order to accept a Superior Proposal in compliance with Section 6.03; provided, that the Company causes OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee payable pursuant to Section 11.04(b)(ii); or

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach has not been cured within thirty (30) days following notice by the Company thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party setting forth in reasonable detail the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of the last sentence of Section 8.01(b), this Section 10.02, Article 11 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent or Merger Subsidiary shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01.    Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including email and facsimile transmission (provided, that such email or facsimile transmission states that it is a notice delivered pursuant to this Section 11.01)) and shall be deemed given and effective (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand on a Business Day during regular business hours or (d) upon transmission, if sent via email or facsimile transmission, so long as such email communication or facsimile transmission is also sent via reputable nationwide overnight courier service, fees prepaid, one (1) Business Day after such email transmission or facsimile transmission, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Subsidiary, to:

CVS Pharmacy, Inc.

One CVS Drive

Woonsocket, Rhode Island 02895

Attention: General Counsel

Facsimile: (401) 257-6675

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Scheinfeld, Matthew Soran and Andrea Gede-Lange

Email:   steven.scheinfeld@friedfrank.com, matthew.soran@friedfrank.com and

  andrea.gede-lange@friedfrank.com

if to the Company, to:

Signify Health, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attention: Kyle Armbrester; Adam McAnaney

Email: karmbrester@signifyhealth.com; amcananey@signifyhealth.com with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Christopher Comeau; Garrett Charon

Email: christopher.comeau@ropesgray.com; garrett.charon@ropesgray.com or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties to this Agreement.

Section 11.02.    Non-Survival. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, and no claims (whether sounding in contract, in tort or otherwise) with respect to any of the foregoing (including with respect to any breach of any of the foregoing) may be made or asserted after the Effective Time; provided, that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance at or after the Closing or the Effective Time. Notwithstanding anything to the contrary set forth in this Agreement, no party to this Agreement shall be precluded from bringing a claim for Fraud.

Section 11.03.    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is executed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04.    Expenses.

(a)    General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Company Termination Fee.

(i)    If this Agreement is validly terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee in immediately available funds within two (2) Business Days after such valid termination.

(ii)    If this Agreement is validly terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee in immediately available funds substantially concurrently with such valid termination.

(iii)    If (A) this Agreement is validly terminated (x) by Parent or the Company pursuant to Section 10.01(b)(iii) or (y) by Parent pursuant to Section 10.01(c)(ii) by reason of a breach or failure to perform a covenant or agreement set forth in this Agreement by the Company, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination, and such Acquisition Proposal has not been publicly withdrawn prior to such termination, and (C) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12) month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (C) the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”; then the Company shall pay or cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds prior to or concurrently with the consummation of such Acquisition Proposal.

(c)    Parent Termination Fee. If this Agreement is validly terminated: (i) by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) and, at the time of such valid termination, (A) the condition set forth in Section 9.01(a) had been satisfied and (B) all of the conditions set forth in Section 9.02 were reasonably capable of being satisfied as if the Closing were to occur on such date or (ii) by the Company pursuant to Section 10.01(d)(ii) (or by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii)) by reason of a breach or failure to perform a covenant or agreement set forth in Section 8.01 of this Agreement by Parent or Merger Subsidiary, then, in each such case, Parent shall pay, or cause to be paid, to OpCo LLC an amount equal to $380,000,000 (the “Parent Termination Fee”) not later than the second (2nd) Business Day following such valid termination.

(d)    Each of the Company, Parent and Merger Subsidiary acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement and (iii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 11.04, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate (not to exceed $5,000,000) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Law (collectively, the “Enforcement Expenses”).

(e)    Parent and Merger Subsidiary agree that, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company, OpCo LLC or one of its Subsidiaries pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent, Merger Subsidiary and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Parent Related Parties”) shall be precluded from, and each hereby waives, any other remedy against the Company, at law or in equity or otherwise, except for the Enforcement Expenses, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Company Related Parties”) in connection with this Agreement or the Transactions, except for the Enforcement Expenses, and that Parent’s right to receive payment of the Company Termination Fee pursuant to Section 11.04 shall, except for the Enforcement Expenses, constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that nothing in this Section 11.04 shall impair Parent’s rights under Section 11.13 (including the right to compel specific performance pursuant to Section 11.13).

(f)    The Company agrees that, upon any valid termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent to OpCo LLC or one of OpCo LLC’s Subsidiaries pursuant to this Section 11.04 and such Parent Termination Fee is paid in full, (i) the Company Related Parties shall be precluded from any other monetary remedy against the Parent Related Parties, at law or in equity or otherwise, except for the Enforcement Expenses, (ii) the Company shall not seek to obtain any monetary damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties in connection with this Agreement or the Transactions, except for the Enforcement Expenses, (iii) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 11.04, shall, except for the Enforcement Expenses, constitute the sole and exclusive monetary remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and (iv) upon payment of the Parent Termination Fee and the Enforcement Expenses, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that (A) nothing in this Section 11.04 shall impair the Company’s rights under Section 11.13 (including the right to compel specific performance pursuant to Section 11.13) and (B) the parties to the Confidentiality Agreement shall remain obligated for, and Parent and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement. For the avoidance of doubt, while the Company may pursue a grant of specific performance, the payment of the Parent Termination Fee under Section 11.04, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and monetary damages, including all or any portion of the Parent Termination Fee or the Enforcement Expenses.

(g)    In no event shall (i) the Company be required to pay (or cause OpCo LLC or one of its Subsidiaries to pay) the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

Section 11.05.    Disclosure Letter References. The Company Disclosure Letter has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Article 1, Article 4 and Article 6 of this Agreement. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof would be reasonably apparent on its face. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement and is disclosed solely for the purposes of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse

Effect on the Company, and no information set forth in the Company Disclosure Letter shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No disclosure in the Company Disclosure Letter shall be deemed to create any rights in any third party.

Section 11.06.    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except for (or as provided in) Article 2, Section 7.03, Section 11.04, Section 11.14, Section 11.15 and Section 11.16, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)    No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.    Governing Law. This Agreement and any disputes relating to or arising from this Agreement, the Merger, the other Transaction Documents, the Transactions or the negotiation or performance of any of the foregoing (whether based on contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the law of any other jurisdiction.

Section 11.08.    Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, (b) the United States District Court in Wilmington, Delaware, and (c) any other State court located in the State of Delaware, New Castle County (collectively, “Designated Forums”), for the purposes of any suit, Action or other proceeding arising out of this Agreement, the Transaction Documents or the Transactions or the negotiation or performance of any of the foregoing. Each of Parent, Merger Subsidiary and the Company agrees to commence any Action, suit or proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in any other State court located in the State of Delaware, New Castle County. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above in Section 11.01 shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08.

Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the Transactions in the Designated Forums, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any litigation, suit, Action or proceeding against it arising out of or relating to this Agreement or the Transactions which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, Action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any litigation, suit, Action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof executed by all of the other parties hereto. Until and unless each party has received a counterpart hereof executed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.    Entire Agreement. This Agreement (and the Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, together with the Voting Agreement and the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13.    Specific Performance.

(a)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, subject to the limitations set forth herein, the parties acknowledge and hereby agree that in the event of any breach by Parent, Merger Subsidiary or the Company of any of their respective covenants or obligations set forth in this Agreement, Parent, Merger Subsidiary or the Company, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other parties (as applicable), and to specific performance by the other parties (as applicable) of the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other parties (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement.

(b)    Subject to the limitations on remedies set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)    The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 11.13 or otherwise set forth in this Agreement to prevent or restrain breaches of this Agreement by the Company, Parent or Merger Subsidiary, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the Company, Parent or Merger Subsidiary, as applicable, under this Agreement on the basis that (x) there is adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article 10, nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter (subject the terms and conditions set forth herein and therein); provided that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement, following a valid termination of this Agreement in accordance with its terms, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur; provided that the Company may continue any ongoing Action for specific performance filed prior to a purported termination of this Agreement subject to the limitations set forth in this Agreement.

Section 11.14.    Non-Recourse; Release.

(a)    Except for the liabilities and obligations of the parties to the Confidentiality Agreement, the Voting Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties and for claims for Fraud, all claims, obligations, liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Actions, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, Actions and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except as provided in the Confidentiality Agreement, the Voting Agreement and the other Transaction Documents, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)    Effective upon the Closing, Parent and its controlled Affiliates (including the Company and its Subsidiaries), in each case on behalf of itself and their respective successors and assigns (collectively, the “Parent Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release the respective directors, officers, direct and indirect equityholders and Affiliates of the Company and its Subsidiaries from any and all liabilities, claims, Actions and obligations to the extent related to the Transactions and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity, and each of the Parent Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from the respective directors, officers, direct or indirect equityholders, Subsidiaries and Affiliates of the Company and its Subsidiaries; provided that the foregoing release shall not prohibit any claim for Fraud. The Parent Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims to the extent such claims are related to the Transactions, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Parent Releaser’s decision to enter into this release. This is a full and final release, and each Parent Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 11.15.    DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUBSIDIARY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR

ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUBSIDIARY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES, THEIR RESPECTIVE AFFILIATES AND THE PARENT RELATED PARTIES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE 4 HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III), AND THAT PARENT AND MERGER SUBSIDIARY SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AS SET FORTH IN ARTICLE 4 HEREOF, WHICH SHALL NOT SURVIVE THE CLOSING, AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III) AS A REPRESENTATION AND WARRANTY BY (AND ONLY BY) THE COMPANY, WHICH SHALL NOT SURVIVE THE CLOSING.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Subsidiary, on behalf of themselves, their respective Affiliates and Parent Related Parties, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by the Company, any direct or indirect holder of Company Stock or OpCo Units or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article 4 hereof and in the certificate delivered pursuant to Section 9.02(a)(iii) as a representation and warranty by (and only by) the Company.

Section 11.16.    Due Diligence Review. Each of Parent and Merger Subsidiary acknowledges, covenants and agrees, on behalf of itself, its Affiliates and the Parent Related Parties: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 4 hereof and in the certificate delivered pursuant to Section 9.02(a)(iii); and (d) that (x) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Subsidiary, the Parent Related Parties or any of their respective Representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent, Merger Subsidiary and the Parent Related Parties is familiar with such uncertainties, each of Parent, Merger Subsidiary and the Parent Related Parties is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, none of Parent, Merger Subsidiary or any Parent Related Parties has relied or will rely on such information, and neither Parent nor Merger Subsidiary will assert, and each will cause their respective Affiliates and the Parent Related Parties not to assert, any Actions against the Company (or against the Subsidiaries or the Non-Recourse Parties) with respect thereto.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIGNIFY HEALTH, INC.

By:	/s/ Kyle Armbrester
Name:	Kyle Armbrester
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

CVS PHARMACY, INC.

By:	/s/ Carol A. DeNale
Name:	Carol A. DeNale
Title:	President and Treasurer

NOAH MERGER SUB, INC.

By:	/s/ Colleen M. McIntosh
Name:	Colleen M. McIntosh
Title:	President

[Signature Page to Merger Agreement]